UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

MEDALLION FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)
BIMIZCI Fund, LLC Warnke Investments LLC ZimCal Asset Management, LLC Stephen Hodges Eric Kelly John Kiernan Timothy Shanahan
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
-with copies to-

Peter D. Fetzer Foley & Lardner LLP 777 East Wisconsin Avenue Suite 3800 Milwaukee, WI 53202-5306 (414) 297-5596
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT – SUBJECT TO CHANGE

BIMIZCI FUND LLC

Dear Fellow Medallion Financial Stockholder,

BIMIZCI Fund LLC and its affiliates, ZimCal Asset Management LLC, (“ZimCal”), Warnke Investments LLC (“Warnke”) and Stephen Hodges (collectively referred to herein either as “BIMIZCI,” “we”, “our”, or “us”), believe in the potential of Medallion Financial Corp. (“Medallion,” or the “Company”). Over 5 years ago, we invested in Medallion’s trust preferred securities (“TruPS”) after the Company had experienced its worst year-to-date loss in Company history through 3Q20. We currently own a meaningful equity stake in Medallion that we hope to build upon. We saw the potential in the Company then, and continue to be unwavering in our conviction today.

Overshadowing this is the Securities Exchange Commission lawsuit, the monetary penalty, and entry of Final Judgment against Medallion and its current CEO, Andrew Murstein. This is not trivial and we will later show how this has led to material conflicts and governance issues.

Medallion is currently at a crossroads:

●	The Company announced April 3, 2026 that a subsidiary had defaulted on $73.5 million in Small Business Administration loans for lacking a “qualified management team”.

●	Medallion’s consumer loan charge-offs are at 15 year highs.

●	Recreation subprime loans were an estimated $582 million – an all-time high.

●	20% of the commercial loan portfolio was non-performing at FYE25.

●	Competition in consumer lending is getting fiercer.

●	Higher rates and persistent inflation are pressuring Medallion’s borrowers.

●	Technology, specifically AI, is transforming value capture, originations, underwriting and operating efficiency in consumer finance in real time.

●	Capital continues to be poorly allocated, most recently in the Strategic Partnership business which is losing money by our estimates despite dominating loan originations.

●	The Final Judgment was entered May 30, 2025, under which Mr. Murstein consented to permanent injunction against violations of the federal securities laws, paid a $1 million penalty and stipulated that the SEC’s allegations against him are true for purposes of nondischargeability in bankruptcy.

We have thoughtfully recruited a slate of director candidates (the “BIMIZCI Nominees”) with significant experience on public boards and in areas such as frontier technology, banking, regulation, corporate governance, and risk management. As explained in the attached proxy statement, we believe the BIMIZCI Nominees, if elected, will work tirelessly with Medallion’s remaining directors to restore stakeholder confidence in senior management and execute a value-enhancing strategy. We aim to restore and enforce a code of ethical conduct with accountability to stockholders. In our view, we have assembled the right slate of nominees for this pivotal moment for Medallion and the broader finance sector.

We urge you to sign, date and return the enclosed BLUE proxy card or BLUE voting instruction form today to vote “FOR” the election of the BIMIZCI Nominees. If you require any assistance with your vote, please contact Sodali & Co. at its address and toll-free number listed below.

Thank you for your support.

Stephen Hodges

Managing Member, ZimCal Asset Management LLC

As Manager of BIMIZCI Fund LLC

1

IMPORTANT NOTICE REGARDING COURT-ORDERED RESTRICTIONS ON
MEDALLION MANAGEMENT COMMUNICATIONS

Stockholders should be aware that Andrew Murstein, Medallion Financial Corp.’s Chief Executive Officer and a member of its Board of Directors, is subject to a permanent injunction entered by the United States District Court for the Southern District of New York on May 30, 2025, prohibiting violations of Rule 10b-5 under the Securities Exchange Act of 1934 — including materially false or misleading statements made through any means of interstate commerce. See SEC v. Medallion Financial Corp. et al., Case No. 1:21-cv-11125-LAK (S.D.N.Y. May 30, 2025). Federal courts have consistently held that telephone communications constitute a means of interstate commerce subject to this prohibition. While these prohibitions apply to every public company CEO, what is unique to Mr. Murstein is that he has already been judicially found to have violated them — at Medallion — and now leads the same company under a permanent court order whose breach can be pursued as contempt on an accelerated basis before the same federal judge, without the need for a new proceeding.

As a further condition of the settlement Consent, neither Mr. Murstein nor Medallion may make any statement — directly or indirectly — that denies or minimizes the SEC’s allegations or creates the impression that the Amended Complaint is without factual basis. Pursuant to Federal Rule of Civil Procedure 65(d)(2), these restrictions extend to all persons acting in active concert or participation with Mr. Murstein and Medallion — and may include the Board of Directors, Company employees, and agents retained to conduct this proxy solicitation. The prohibitions at issue apply to every public company CEO. What distinguishes Mr. Murstein is that he has already been judicially found to have violated them. Mr. Murstein’s simultaneous roles as the subject of these court-ordered restrictions and as the Chief Executive Officer directing this solicitation through and on behalf of the Board represents a direct conflict of interest that stockholders should weigh carefully when evaluating all communications received from Medallion and its representatives in connection with this contested election.

Stockholders should also be aware that pursuant to Amendment No. 3 to Alvin Murstein’s employment agreement, filed with the SEC on October 24, 2025, the Board’s failure to nominate Alvin Murstein as a director constitutes a termination without cause — triggering a contractual severance obligation of $3,378,036 (as of December 31, 2025), payable by the Company. The Board therefore faces a direct financial penalty for exercising independent judgment regarding his nomination. Unlike the speculative conflict Medallion attributes to BIMIZCI, these conflicts are not hypothetical — they are memorialized in Medallion’s own public filings and embedded in the governance structure the Board itself created.

MEDALLION FINANCIAL CORP.

ANNUAL MEETING OF STOCKHOLDERS

June 9, 2026

PROXY STATEMENT OF
bimizci Fund LLC

PLEASE SIGN, DATE AND RETURN THE BLUE UNIVERSAL PROXY CARD TODAY
IN THE POSTAGE-PAID ENVELOPE PROVIDED

BIMIZCI Fund LLC and its affiliates, ZimCal Asset Management LLC, (“ZimCal”), Warnke Investments LLC (“Warnke”) and Stephen Hodges (collectively referred to herein either as “BIMIZCI,” “we”, “our”, or “us”), are furnishing this proxy statement (this “Proxy Statement”) and accompanying BLUE universal proxy card to the stockholders of Medallion Financial Corp. (“Medallion,” or the “Company”) to solicit proxies in connection with the Company’s 2026 Annual Meeting of Stockholders, and any adjournments, postponements, reschedulings or continuations thereof and any meeting which may be called in lieu thereof (the “Annual Meeting”). .

As of the close of business on May 1, 2026, the Participants (as defined below) in this solicitation collectively beneficially own an aggregate of 334,834 shares of Common Stock and $15 million par value of trust preferred securities issued by the Company.

The Company has set April 13, 2026 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). Holders of common stock of the Company, $0.01 par value per share (the “Common Stock”) at the close of business on the Record Date are entitled to vote at the Annual Meeting.

The Annual Meeting will be held at 10:00 a.m. Eastern Time, on June 9, 2026, and will be a virtual meeting conducted solely via live webcast. You will be able to attend the Annual Meeting, vote your shares electronically and submit questions during the meeting by visiting the unique link provided to you following registration. In order to attend the Annual Meeting, you must register before 11:59 p.m. Eastern Time on June 6, 2026 at https://web.viewproxy.com/MedallionFinancial/2026. You will not be able to attend the Annual Meeting in person. The principal executive office of Medallion is located at 437 Madison Avenue, 38th Floor, New York, New York 10022.

Under rules adopted by the Securities and Exchange Commission, the enclosed BLUE universal proxy card also includes the names of the Company’s nominees. As BIMIZCI is using a “universal” proxy card, there is no need to use the Company’s WHITE proxy card or voting instruction form, regardless of how you wish to vote. We ask that you only cast your votes “FOR” Eric Kelly, John Kiernan and Timothy Shanahan and “WITHHOLD” your votes for each of the Company’s nominees.

This Proxy Statement and the accompanying BLUE universal proxy card are first being sent or given to the stockholders of the Company on or about May ___, 2026.

We will be updating our website at www.restoretheshine.com which will provide you details on our campaign, our director nominees, updates and sign up information for stockholders and interested parties.

WHY YOU WERE SENT THIS PROXY STATEMENT

This year you have the power to effect change at Medallion by supporting our independent directors to replace members of the current Board of Directors of the Company. Specifically, we offer you the option to vote for 3 highly qualified, independent director nominees who have the skills to help Medallion adapt in a rapidly changing lending environment, who can help transform Medallion into a “tech first” lender, and who are focused on creating long-term value for stockholders and employees. We seek to replace 3 incumbent directors who we believe will simply protect the status quo. Under the current board, which will have 5 of 8 board members over 80 years old within a year, Medallion’s price has plateaued and valuation multiples have remained well below peers and the Russell 2000 index for years.

VOTE THE BLUE UNIVERSAL PROXY CARD FOR: Eric Kelly, John Kiernan, and Timothy Shanahan.

BIMIZCI is the 6th largest institutional stockholder in Medallion (per S&P Capital IQ) and owns 334,834 shares beneficially and directly as of May 1st, 2026. We also own $15 million par value in subordinated trust preferred securities (“TruPS”) issued by the Company. Our cash investment into Medallion is $9.8 million. We acquired the TruPS in February 2021 from a third party based on 3Q20 earnings. Medallion had just had its largest YTD loss ever of $41.3 million through three quarters, with the stock trading at $2.67 when earnings were announced. We saw the potential then, and with the right common-sense changes, we see the potential now.

At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon: (1) the election of three directors to the Board to hold office until the 2029 annual meeting of stockholders; (2) the ratification of the Plante & Moran, PLLC as the independent registered public accounting firm for the year ending December 31, 2026; and (3) an advisory vote on executive compensation.

With this Proxy Statement BIMIZCI and the participants in BIMIZCI’s solicitation are seeking your support at the Annual Meeting of Medallion for the following:

1.	To vote “FOR” the election of Eric Kelly, John Kiernan and Timothy Shanahan to the Board of Directors of the Company (the “Board”) to serve until the 2029 annual meeting of stockholders, and “WITHHOLD” on the Company’s nominees: Alvin Murstein, John Everets and Cynthia Hallenbeck.

2.	To “FOR” the ratification of Plante & Moran, PLLC as the independent registered public accounting firm for the year ending December 31, 2026.

3.	To vote “AGAINST” a non-binding advisory resolution to approve the 2025 compensation of the Company’s named executive officers.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The following persons may be deemed to be participants in BIMIZCI’s solicitation of stockholders: BIMIZCI Fund LLC, Warnke Investments LLC, ZimCal Asset Management LLC, Stephen Hodges, Eric Kelly, John Kiernan and Timothy Shanahan (collectively, the “Participants”).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 9, 2026. This Proxy Statement and the accompanying BLUE universal proxy card will soon be available at www.restoretheshine.com.

IMPORTANT

Your vote is important, regardless of the number of shares you own. BIMIZCI urges you to sign, date and return the enclosed BLUE universal proxy card today. If you held Company shares as of the Record Date (April 13, 2026), regardless of whether you own the shares currently, you are still eligible to vote.

●	If your shares are registered in your own name, please sign and date the enclosed BLUE universal proxy card and return it today in the enclosed postage-paid envelope.

●	If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the beneficial owner of the shares held in “street name,” and these proxy materials, together with a BLUE universal voting form, are being forwarded to you by your broker, bank or other holder of record. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares on your behalf without your instructions. Depending upon your broker, bank or other holder of record, you may be able to vote either by telephone or by the Internet. You may also vote by signing, dating and returning the enclosed voting form.

We urge you not to return any proxy card you receive from the Company. If you have already received a WHITE proxy card from Company management or the Board or have otherwise submitted a proxy using one of the methods described in the Medallion Proxy Statement, you may revoke that proxy and vote on each of the proposals described in this Proxy Statement by signing, dating and returning the enclosed BLUE universal proxy card. The last vote you cast is the only vote that is counted.

If you have questions, require assistance in voting your BLUE universal proxy card, or need additional copies of these proxy materials, please contact Sodali & Co LLC, our proxy solicitor, at the address, telephone number or email address listed below.

If you have any questions or need assistance in voting, please call:

Sodali & Co LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing zimcal@info.sodali.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information in this Proxy Statement and accompanying materials contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe the Participants’ objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks, uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if the underlying assumptions of the Participants prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by any of the Participants that the future plans, estimates or expectations contemplated will ever be achieved, and you should not rely upon forward-looking statements as a prediction of actual results. Except to the extent required by applicable law, none of the Participants will undertake, and each specifically declines, any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements in this Proxy Statement to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Certain statements and information included herein have been sourced from third parties. The Participants do not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

BACKGROUND TO THE SOLICITATION

From August 2023 through April 2026, BIMIZCI Fund, LLC (“BIMIZCI”), managed by ZimCal Asset Management, LLC (“ZimCal”), engaged with Medallion Financial Corp. (the “Company” or “Medallion”) and its Board of Directors (the “Board”) regarding governance, management, strategy, disclosure, capital allocation and executive compensation. During that period, BIMIZCI communicated repeatedly that it viewed its investment as long-term in nature and that its objective was to promote actions it believed would enhance value for stockholders and other stakeholders. BIMIZCI and its representatives made nearly 50 discrete written communications to the Company and the Board, in addition to numerous telephone calls, and provided two comprehensive analytical white papers regarding the Company and its business containing 13,933 words and 20,053 words respectively. BIMIZCI believes that these efforts did not result in meaningful engagement by the Company or implementation of the governance, management and strategic changes advocated by BIMIZCI.

Set forth below is a chronology of events leading to this proxy solicitation:

●	February 11, 2021 – BIMIZCI acquired $15 million aggregate par amount of trust preferred securities (the “TruPS”) issued by Medallion Financing Trust I, a wholly owned subsidiary of the Company, after being approached by a third party in the secondary market. The Company’s then-most recent financial statements reflected a year-to-date loss through the third quarter of 2020 of $41.3 million.

●	December 29, 2021 – The U.S. Securities and Exchange Commission (the “SEC”) filed a civil enforcement action in the U.S. District Court for the Southern District of New York, SEC v. Medallion Financial Corp., et al., No. 1:21-cv-11125-LAK, against the Company, Andrew Murstein, Lawrence Meyers and Ichabod’s Cranium, Inc. The complaint alleged, among other things, a covert online touting campaign relating to the Company’s common stock and inflation of the carrying value of Medallion Bank. The SEC sought injunctive relief, disgorgement, civil penalties and an officer-and-director bar against Mr. Murstein. The Company issued a press release stating:

We intend to vigorously defend against the SEC’s unfounded charges and are confident we will be completely vindicated… We believe that none of the allegations in the SEC complaint gives rise to a securities violation, and we are confident that the full record will show Medallion Financial Corp. and Andrew Murstein complied with the law.

●	June 2, 2022 – the Company and Andrew Murstein moved to dismiss the SEC’s complaint, characterizing the action as “a case that never should have been brought,” asserting that the SEC had “grossly overreached” after a “five-year investigation,” contending that the SEC’s claims were “meritless,” and describing Andrew Murstein as having an “otherwise unblemished career.” Both characterizations were ultimately undermined by the Court’s ruling in 2024 and subsequent judgment in 2025 (see below).

●	August 2023 – Following the Company’s filing on August 7, 2023 of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, BIMIZCI identified what it believed to be adverse trends in the Company’s core operating performance, together with executive compensation practices that BIMIZCI viewed as inconsistent with that performance.

●	August 4–10, 2023 – BIMIZCI corresponded with Anthony Cutrone, the Company’s Executive Vice President and Chief Financial Officer, copying Andrew Murstein, then President and Chief Operating Officer, regarding the Company’s Form 10-Q filing dates, legal fees relating to the SEC enforcement action, the recreation lending segment and certain equity investments. Mr. Cutrone responded to certain inquiries but declined to disclose specific legal-fee amounts. On August 10, 2023, Mr. Cutrone wrote:

We are always appreciative of our shareholders’ feedback, as well as that of our debt and other security holders. We’ll take these comments back and consider what you have expressed when developing our future disclosures.

●	October 11, 2023 – Stephen Hodges, on behalf of BIMIZCI, delivered to Andrew Murstein and the Board a letter and accompanying analysis of approximately 14,000 words (the “October 2023 Letter”) addressing, among other things, governance, the costs and implications of the SEC enforcement action, the Company’s business model and the Company’s public disclosures. The October 2023 Letter requested a response by October 31, 2023. BIMIZCI further stated:

BIMIZCI is optimistic about the future of the Company and has dedicated considerable time to this analysis…. However, we believe that the Company can only thrive if it is run properly and with strong Board oversight.

●	October 2023 – In the October 2023 Letter, BIMIZCI highlighted the Board’s authority under the Company’s compensation clawback policy to seek recoupment of incentive compensation in the event of a financial restatement or executive “detrimental conduct.”

●	October 24, 2023 – The Company adopted an amended and restated Recoupment Policy that removed “detrimental conduct” as a basis for compensation clawback. The Company’s prior Compensation and Recoupment Policy, as disclosed in its definitive proxy statement filed on May 1, 2023, had included “detrimental conduct” as a basis for recoupment. The Company later claimed compliance with “Listing Rule 5608 of The Nasdaq Stock Market” as justification for the amendment. However, Rule 5608 does not say (or imply) that companies may not also recoup compensation for misconduct, detrimental conduct, ethics violations, reputational harm, breach of fiduciary duty, or similar grounds.

●	October 25, 2023 – BIMIZCI submitted to the Company’s investor relations mailbox, copying Mr. Cutrone and Andrew Murstein, a list of questions intended to be raised on the Company’s third quarter 2023 earnings call relating to, among other things, the SEC enforcement action, segmentation of taxi medallion-portfolio results, asset quality in recreation lending and the Company’s recent debt issuance.

●	November 28, 2023 – During a telephone call between Mr. Hodges and Mr. Ken Cooper, a Managing Director at Four Hills Advisors (Medallion’s external investor relations consultant), Mr. Cooper, on behalf of the Company, first raised the possibility of “monetization” of BIMIZCI’s position. BIMIZCI indicated that it preferred to remain invested.

●	December 4, 2023 – Mr. Hodges participated in a telephone call with Andrew Murstein and Mr. Cutrone, with Mr. Cooper also present. During the call, Company representatives again raised “monetization” of BIMIZCI’s position, and BIMIZCI again stated that it preferred to remain invested. Following the call, BIMIZCI sent Andrew Murstein a written summary stating that BIMIZCI was “direct/tenacious with feedback, thorough with [its] analysis and [would] constantly push for improvements,” and that with operating improvements the Company’s market capitalization could grow materially.

●	December 12, 2023 – At Andrew Murstein’s request, BIMIZCI delivered to him two summary documents addressing governance, executive compensation, leadership, the SEC action, the Company’s business model, disclosure suggestions, technology, and risk mitigants.

●	December 14, 2023 – BIMIZCI advised Mr. Cooper that it was preparing to acquire an equity position in the Company and to submit director nominations in advance of the Company’s 2024 annual meeting of stockholders, stating that it sought “a voice at the table” and viewed board representation as the only available means to that end.

●	December 18, 2023 –On December 18, 2023, Mr. Hodges emailed Mr. Cooper:

[Y]ou asked us to discuss how we planned on monetizing our position before and I want to make sure I understood your question. Did you mean selling to another investor? Offering it to Medallion at a discount? Holding until maturity? Partial debt to equity swap? Etc.

Mr. Cooper replied:

And yes, you have the gist of what I was asking about your current position and your plan to monetize.

●	December 20, 2023 – During a telephone call with Mr. Hodges and Mr. Cutrone, Andrew Murstein expressly raised the possibility of the Company purchasing the TruPS held by BIMIZCI. Following the call, BIMIZCI transmitted a written summary reiterating that it was not short-term focused and, in response to the Company’s inquiry, identified possible alternatives including debt-for-cash, debt-for-equity and hybrid structures.

●	December 27, 2023 – BIMIZCI contacted Andrew Murstein regarding the January 2, 2024 deadline for the submission of director nominations and proposed that the deadline be extended by one to two weeks.

●	December 28, 2023 – Mr. Hodges held a further telephone call with Andrew Murstein and Mr. Cutrone. BIMIZCI states that the discussion focused principally on a potential payoff transaction at the Company’s direction. BIMIZCI subsequently provided valuation data for both a payoff transaction and a hybrid alternative under which BIMIZCI would retain equity exposure.

●	January 1, 2024 – On January 1, 2024, BIMIZCI sent a detailed email to Andrew Murstein, copying Mr. Cutrone, recounting the prior calls and clarifying BIMIZCI’s position (the “January 1 Email”). Medallion did not respond or correct the email. BIMIZCI stated:

You and Anthony spent an inordinate amount of time discussing only the payoff scenario, which I pointed out was only in response to your request. During that discussion, you asked how that would benefit shareholders and as I responded repeatedly, the payoff request was in response to your request… our entire focus right now is on helping strengthen the Company and maximizing value for all stakeholders and we consider ourselves an investor for the long run.”

The obvious and clichéd tactic with an activist is to claim the activist is self-serving rather than serving the interests of shareholders or stakeholders. I will be very, very clear about this. We think that [Medallion], and specifically, [Medallion Bank], has tremendous potential and if MOST of our observations are addressed and recommendations are followed, we unequivocally believe that the enterprise value of the Company will increase in both the short and long run.

●	January 2, 2024 – BIMIZCI delivered to the Company a notice of intention to nominate director candidates for election at the 2024 annual meeting of stockholders.

●	January 31, 2024 – Following the Company’s release of fourth quarter 2023 earnings, BIMIZCI emailed Andrew Murstein expressing concern regarding the Company’s results and proposing direct discussions to seek a mutually agreeable resolution.

●	February 1, 2024 – Andrew Murstein characterized BIMIZCI’s January 2, 2024 nomination notice as a “hostile action” and stated that the Company did not intend to continue prior discussions unless the notice was withdrawn. On February 5, 2024, BIMIZCI replied:

Respectfully, I’m not sure if you have any idea what hostile actions are. We have refrained from certain activities so as not to be viewed as hostile but rather as constructively critical.

●	February 12, 2024 – In response to Andrew Murstein’s request for a “specific proposal,” BIMIZCI delivered a letter to Andrew Murstein and the Board (the “February 2024 Letter”) setting forth proposed measures and four alternative outcomes in order of preference. BIMIZCI identified as its preferred outcome the appointment of its two nominees and implementation of its proposed measures. The least preferred alternative was a payoff of the TruPS, which BIMIZCI stated would be considered only if the Company declined to provide board representation and adopt the requested changes.

●	February 23, 2024 – Andrew Murstein informed Mr. Hodges that he had been seeking third-party purchasers for BIMIZCI’s TruPS. BIMIZCI objected, requested that such efforts cease and reiterated that it wished to remain invested.

●	February 26, 2024 – The Company filed its preliminary proxy statement for the 2024 annual meeting of stockholders.

●	March 1, 2024 – BIMIZCI sent Andrew Murstein a corrected version of the February 2024 Letter and re-sent its January 1, 2024 email, reiterating that it considered itself a long-term investor and believed the Company had significant potential if governance, leadership and strategic issues were addressed.

●	April 10th, 2024 – ZimCal filed form PREC14A, and form DEFC14A on April 26, 2024

●	April 18, 2024 – Medallion filed form PREC14A, and form DEFC14A on April 29, 2024

●	April 26, 2024 – BIMIZCI delivered an open letter to the Company’s stockholders recommending votes for BIMIZCI’s two nominees, Stephen Hodges and Judd Deppisch, and launched a campaign website at www.restoretheshine.com.

●	May 13, 2024 – The Company filed definitive additional soliciting material on Form DEFA14A characterizing the SEC’s allegations as “meritless,” ZimCal’s analysis as “dishonest and intentionally misleading,” and asserting that Mr. Hodges had indicated that he would sell the TruPS back to the Company at a significantly above-market price.

●	May 15, 2024 – On May 15, 2024, counsel for Stephen Hodges, ZimCal, BIMIZCI and Warnke Investments LLC (collectively, “ZimCal”) sent a letter to counsel for the Company demanding that the Company “promptly withdraw” the May 13 Solicitation Material and “issue a corrected Form DEFA14A.” The May 15, 2024 letter set forth that, contrary to the implication of the May 13 Solicitation Material, it was “Medallion that attempted to engage in greenmail by approaching ZimCal about purchasing the Trust Securities after ZimCal made demands about corporate governance and other reforms”; that the Company, through Mr. Cooper and Andrew Murstein, had first raised divestment between November 2023 and February 2024; that ZimCal had repeatedly stated its preference to remain invested in the Company, including through the four Outcomes by preference set forth in the February 2024 Letter; that the May 13 Solicitation Material accordingly violated Section 14(a) of the Securities Exchange Act of 1934 and constituted defamation under Delaware law; and that the statements were made with “actual malice” because “the Company knew the statements at issue were false when it filed the Solicitation Material.” The May 15, 2024 letter requested that any corrected DEFA14A “explain[] that Medallion first suggested purchasing the Trust Securities and that Mr. Hodges’ expressed preference has always been for ZimCal to remain invested in Medallion long-term.” The Company did not withdraw or correct the May 13 Solicitation Material. On May 21, 2024 and again on May 28, 2024, BIMIZCI delivered second and third open letters to the Company’s stockholders, addressing executive compensation practices and responding to characterizations of BIMIZCI in the Company’s solicitation materials.

●	June 11, 2024 – At the Company’s 2024 annual meeting of stockholders, BIMIZCI’s nominees received approximately 22% of the votes cast, and approximately one in four stockholders voted against the Company’s say-on-pay proposal. Company insider ownership was equivalent to approximately 44% of voted shares.

●	August 8, 2024 – The Company adopted Third Amended and Restated Bylaws which materially expanded the procedural and disclosure requirements for stockholder director nominations, including by requiring approximately 20 categories of background information from nominees and nominating stockholders; requiring nominees to disclose any “Third-Party Compensation Arrangement”; requiring representations regarding Section 8 of the Clayton Antitrust Act of 1914 and the Depository Institution Management Interlocks Act; defining “competitor” broadly to include any bank or financial institution in consumer lending; requiring proposed nominees to make themselves available for Board interview within ten days of request; prohibiting stockholder substitution of nominees after the nomination deadline; and requiring in-person attendance at the meeting to present a nomination. The Third Amended and Restated Bylaws maintained the 75% supermajority threshold for director removal and the 20% record holder threshold for the call of a special meeting that had also been in place under the Second Amended and Restated Bylaws adopted on May 1, 2022.

●	August 20, 2024 – BIMIZCI issued a press release regarding the Company’s second quarter 2024 results and a “5 Steps to Improvement” plan.

●	August 26, 2024 – BIMIZCI emailed Andrew Murstein, copying Marisa Silverman, the Company’s General Counsel, sharing its press release and white paper and requesting feedback. BIMIZCI noted, among other things, the disparity between Andrew Murstein’s compensation and the Company’s performance relative to peers.

●	September 18, 2024 – Judge Lewis A. Kaplan of the U.S. District Court for the Southern District of New York denied the motion of the Company and Andrew Murstein to dismiss the SEC’s Amended Complaint as to all but one claim, allowing the principal antifraud, anti-touting, books-and-records, internal-controls and auditor-related claims to proceed. The denial was followed within weeks by the SEC’s announcement that settlement discussions with the Medallion defendants had begun

●	November 15, 2024 – the Company and Andrew Murstein filed their Answer to the Amended Complaint in the SEC enforcement action, denying liability and asserting ten affirmative defenses, including that the Defendants “did not make a misstatement or omission of material fact,” that the Defendants “lacked the requisite scienter, including specific intent to deceive, willfulness, recklessness, and/or negligence, necessary to establish violations of the securities laws”. The Answer demanded a trial by jury. Approximately six and a half months later, on May 30, 2025, the Company and Andrew Murstein settled the SEC enforcement action on the terms described below.

●	December 30, 2024 – BIMIZCI delivered to the Company a notice of intention to nominate director candidates for election at the Company’s 2025 annual meeting of stockholders.

●	January 6, 2025 – BIMIZCI issued a press release calling for governance actions in light of the SEC enforcement action and the parties’ settlement in principle, including declassification of the Board, separation of the Chairman and Chief Executive Officer roles, a mandatory Board retirement age limit of 75 years old, appointment of an independent Chairman and reduction of Murstein-family influence over the Board.

●	February 19, 2025 – BIMIZCI issued a press release regarding Medallion Bank’s fourth quarter 2024 earnings.

●	March 14, 2025 – Through counsel, BIMIZCI served a demand under Section 220 of the Delaware General Corporation Law seeking books and records relating to, among other things, the SEC enforcement action and the Company’s response, the historical valuation increase of Medallion Bank, executive compensation, the Recoupment Policy and the Company’s stockholder list. BIMIZCI stated that the demand was made for purposes including investigating potential mismanagement, evaluating the accuracy of the Company’s public disclosures, assessing the suitability of officers and directors and communicating with stockholders. The Company declined to produce the requested records.

●	April 15, 2025 – The Company filed its preliminary proxy statement for the 2025 annual meeting of stockholders. As of that date, BIMIZCI had not filed a preliminary proxy statement or disseminated proxy materials in connection with the 2025 annual meeting.

●	April 22, 2025 – Counsel for BIMIZCI emailed counsel for the Company advising that BIMIZCI was “considering postponing its proxy contest” in light of “the extreme uncertainty in the macro-economic environment and the likely headwinds Medallion will now face in 2025” and BIMIZCI’s view that “a highly public proxy contest highlighting Medallion’s weaknesses and areas for improvement could result in a valuation drop that will help neither Medallion or [BIMIZCI’s] investment.” The letter further stated:

ZimCal would like to explore with Medallion in a meaningful fashion ways in which it may be able to assist Medallion to both weather the impending storm and grow…. To be very clear, ZimCal has no interest in nor will it discuss or entertain any kind of pay-off or buyout of its positions, or indeed any other kind of quid pro quo in connection therewith. Rather, its message is the same and it is simple — Medallion has certain deficiencies in governance, management and business strategy and if it can fix or mitigate them, it will be far more valuable, as will ZimCal’s investments in the Company.

●	April 28–29, 2025 – Mr. Hodges and Andrew Murstein spoke by telephone. On April 29, 2025, Company counsel stated that it understood Mr. Hodges would be withdrawing the proxy contest. On the same day, BIMIZCI formally withdrew its January 2025 notice of intention to nominate director candidates. BIMIZCI did not withdraw its Section 220 demand.

●	May 30, 2025 – The U.S. District Court for the Southern District of New York entered Final Judgment against Medallion Financial Corp. and its current President, Chief Executive Officer, Chief Operating Officer, and Director, Andrew Murstein. The Final Judgment imposed a $3,000,000 civil penalty on the Company and a $1,000,000 civil penalty on Mr. Murstein personally, permanently enjoined Mr. Murstein from future violations of the federal securities laws’ antifraud, paid-promotion-disclosure, and books-and-records provisions (including Section 10(b) of the Exchange Act and Rule 10b-5 thereunder), imposed a court-mandated Independent Compliance Consultant regime reporting to SEC Staff, and required the Company to create a new Chief Compliance Officer role reporting to the General Counsel with a dotted reporting line to the Chair of the Audit Committee, who reports quarterly to the Audit Committee on significant compliance issues and may be removed only with Audit Committee approval. In Paragraph 12(iv) of the incorporated Consent, Mr. Murstein stipulated, “solely for purposes of exceptions to discharge set forth in Section 523 of the Bankruptcy Code,” that “the allegations in the Amended Complaint are true and admitted by Murstein” — affirmatively conceding the factual truth of the SEC’s allegations for purposes of nondischargeability in bankruptcy, a stipulation materially distinct from the standard “without admitting or denying” formulation. Paragraph 12(i) of the Consent further prohibits Medallion and Mr. Murstein from “tak[ing] any action or mak[ing] or permit[ting] to be made any public statement denying, directly or indirectly, any allegation in the Amended Complaint or creating the impression that the Amended Complaint is without factual basis.” That obligation binds the Company directly as a signatory and binds Mr. Murstein both personally and — through the “permit to be made” language — with respect to public statements of the corporation he leads as CEO and director.

●	October 22, 2025 – BIMIZCI emailed Andrew Murstein, copying Ms. Silverman and Mr. Cutrone, requesting separate meetings with Andrew Murstein and the independent directors and stating that it wished to present a proposal to work collaboratively with the Company to increase enterprise value and stock price, which could include an equity or structured investment and assistance in arranging favorable terms for refinancing debt maturing in February 2026.

●	October 24, 2025 – The Company adopted Fourth Amended and Restated Bylaws further refining the procedural framework applicable to stockholder nominations. On the same date, the Company created the role of Executive Chairman, extended Alvin Murstein’s term in that role to May 29, 2027, and announced the promotion of Andrew Murstein to Chief Executive Officer effective January 31, 2026.

●	October 27, 2025 – BIMIZCI delivered a letter to Alvin Murstein, Brent Hatch, Lead Independent Director, the Independent Compliance Consultant and the Board regarding, among other matters, recreation lending credit quality, non-performing commercial loans, profitability in the strategic partnerships and fintech segment, the impact of a $31 million bank-level preferred equity issuance and governance concerns. BIMIZCI stated:

we implore the Board to read through our concerns and to understand that it is never too late to take steps to mitigate risk, and that the only way ZimCal benefits as an investor, is if Medallion thrives as a company.

Andrew Murstein responded by email requesting that BIMIZCI submit any proposal in writing before any meeting.

●	November 13, 2025 –BIMIZCI replied to Andrew Murstein indicating it was premature to submit substantive materials prior to a meeting:

Submitting materials is premature and candidly, not appropriate. Our decision to consider an investment will hinge on the conversations we have with you and the independent directors… I want to impress on you that we can be a very, very powerful ally in increasing MFIN’s value and making sure incentives are aligned for long-term value creation.

On the same day, BIMIZCI delivered a letter to Ms. Silverman, as Secretary of the Board, requesting an audience with the independent directors and a separate meeting with Andrew Murstein and Alvin Murstein during the weeks of November 17 or November 24, 2025.

●	November 19–December 31, 2025 – BIMIZCI continued to correspond with Andrew Murstein and Ms. Silverman regarding the requested meetings, which the Company did not schedule, and also provided commentary regarding competitor announcements and capital markets developments that BIMIZCI considered relevant to the Company’s strategic position.

●	January 31, 2026 – Andrew Murstein became Chief Executive Officer of the Company pursuant to the governance actions announced on October 24, 2025.

●	February 3, 2026 – BIMIZCI issued a press release and accompanying presentation stating that, in BIMIZCI’s view, the Company’s common stock could be worth at least 50% more in the near term, and materially more in the longer term, under different leadership and a “tech-first” business plan.

●	February 26, 2026 – $31.25 million aggregate principal amount of the Company’s senior unsecured notes matured. The Company did not refinance the notes and instead repaid them with holding company cash.

●	March 6, 2026 – BIMIZCI issued a press release and accompanying presentation asserting that the Company’s inability to refinance the maturing debt reflected governance and management issues affecting investor confidence.

●	March 10, 2026 – In its Annual Report on Form 10-K for the year ended December 31, 2025, the Company stated:

We seek to raise additional capital to have sufficient capital resources and liquidity to meet our commitments, including the terms of the 2003 Capital Maintenance Agreement, and fund our business needs and future growth. With the recent repayment at maturity of $31.25 million aggregate principal amount of our privately placed notes in February 2026, we have been seeking, and continue to actively seek, additional debt financing. We cannot assure you that we will be successful in obtaining such additional financing on acceptable terms, if at all.

●	March 13, 2026 – BIMIZCI delivered a letter to Alvin Murstein, Mr. Hatch and the Board (the “March 2026 Letter”) setting forth BIMIZCI’s views regarding governance failures, books-and-records and internal-controls concerns, discontinued business reporting concerns, the Company’s October 24, 2023 amendment of its Recoupment Policy and conduct that BIMIZCI believed implicated SEC, FDIC and Utah Department of Financial Institutions regulations.

●	April 3, 2026 – The Company filed a Current Report on Form 8-K disclosing a default on $73.5 million of debentures issued by the Company’s small business investment company subsidiary after the Small Business Administration determined that the subsidiary did not have a “qualified management team.”

●	April 10, 2026 – BIMIZCI issued a press release regarding the SBA debenture default and stated that it had previously raised concerns with the Board in 2025 regarding the Company’s commercial lending segment.

●	April 13, 2026 – BIMIZCI delivered a letter to Alvin Murstein, Mr. Hatch and the Board (the “April 2026 Letter”) reiterating its willingness to engage constructively regarding governance, management and strategic improvements. The April 2026 Letter disclosed BIMIZCI’s then-current ownership of common stock and TruPS, expressed BIMIZCI’s willingness to invest additional capital in the Company at market prices, stated that BIMIZCI would be willing to convert its entire TruPS position into common stock at a forward cost of funds equivalent to the median cost paid by similarly situated FDIC-insured lenders in recent issuances, subject to corporate improvements, and indicated that BIMIZCI would also be willing to coordinate a broader conditional debt-and-equity investment package with other investors.

We [BIMIZCI] stand ready to invest new capital into Medallion at market prices, asking for no concession except for the critical governance and management changes that must be made… We continue to prefer a constructive path. But constructive engagement requires actual engagement…. We remain willing to engage with the Board, and especially with the independent directors, to discuss practical steps to improve governance, strengthen the Company, and unlock value for all stockholders.

●	April 17, 2026 – In correspondence with Ms. Silverman, copied to Samantha Rozovsky, the Company’s Chief Compliance Officer, and Andrew Murstein, BIMIZCI confirmed delivery of the April 2026 Letter and clarified that any conversion of its TruPS into common stock would include a lock-up, would not constitute a quid pro quo in connection with the proxy contest and would involve BIMIZCI assuming additional downside exposure in support of deleveraging at the holding company while also providing new capital.

●	April 17, 2026 – Medallion filed form PREC14A

●	May 1, 2026 – BIMIZCI filed this form PREC14A

MEDALLION’S CONFLICTS OF INTEREST IN THIS SOLICITATION

Andrew Murstein’s Prior Violations and the Enforcement Consequences for Medallion’s Current Leadership

The prohibitions on making materially false or misleading statements to investors, misleading auditors, and maintaining accurate books and records apply to every public company CEO and officer. They are not unique to Andrew Murstein. What is unique is that on May 30, 2025, the United States District Court for the Southern District of New York entered a Final Judgment and Consent Order in SEC v. Medallion Financial Corp. et al., Case No. 1:21-cv-11125-LAK, finding that Mr. Murstein had already violated these prohibitions — at Medallion — through conduct involving materially false statements to investors, misleading communications to auditors, and failures in books and records. The practical consequence is not a different legal standard. It is a fundamentally different enforcement posture: any future violation can be pursued as contempt of the existing court order before the same federal judge, without re-litigating the underlying legal framework or establishing a pattern of conduct from scratch. Mr. Murstein’s prior violations at Medallion are now established judicial record, admissible in any future proceeding involving the same categories of conduct at the same company.

Individually, Mr. Murstein is permanently enjoined from aiding and abetting Medallion’s violations of its books-and-records and internal controls obligations under Sections 13(a) and 13(b)(2)(A) and (B) of the Exchange Act, and from making or causing materially false or misleading statements to the Company’s auditors under Rule 13b2-2. These are the specific categories of conduct for which he was found liable. He was installed as Medallion’s Chief Executive Officer effective January 31, 2026 — less than eight months after the entry of the Final Judgment — placing him in direct supervisory authority over the financial reporting, internal controls, and auditor relationships that were the subject of the SEC’s findings. The Board made this appointment without stockholder approval and without, to BIMIZCI’s knowledge, any public explanation of how it evaluated Mr. Murstein’s fitness for this role in light of the judicial record.

As a further condition of the Consent, Medallion and Mr. Murstein agreed that they will not make or permit to be made any public statement — directly or indirectly — that denies any allegation in the SEC’s Amended Complaint or creates the impression that the Amended Complaint is without factual basis. Any statement to the effect that the SEC matter is “behind” the Company, that it was not significant, or that it does not reflect on current management’s conduct or fitness would be inconsistent with, and potentially violative of, these court-ordered restrictions. If Medallion or Mr. Murstein breach this agreement, the SEC may petition the Court to vacate the Final Judgment and restore this action to its active docket.

Civil Penalties and Acknowledgment of Allegations

As part of the settlement, Medallion Financial Corp. paid a civil monetary penalty of $3,000,000 to the United States Treasury. Andrew Murstein is separately paying a civil monetary penalty of $1,000,000 personally, in four equal installments of $250,000 over 360 days from the date of the Final Judgment (May 30, 2025), with the final installment due on or about May 25, 2026. Neither Medallion nor Mr. Murstein may seek or accept reimbursement or indemnification for these penalty amounts from any source, including insurance, nor may either party claim a tax deduction or tax credit for any penalty paid. The Final Judgment also imposes two ongoing structural undertakings on Medallion. First, Medallion is required to retain an Independent Compliance Consultant to review and evaluate Medallion’s policies, procedures, internal controls, and systems concerning compliance with applicable federal securities laws — including investor communications, balance sheet asset valuation, and document retention — and to submit written reports to Medallion and the SEC Staff, with a one-year follow-on review of Medallion’s adherence to the Consultant’s recommendations. Second, the Final Judgment requires Medallion to create a new Chief Compliance Officer role reporting to the General Counsel, with a dotted reporting line directly to the Chair of the Audit Committee. The CCO reports quarterly to the Audit Committee on significant compliance issues and may be removed only with Audit Committee approval. Both undertakings are court-mandated and operate under continuing federal court jurisdiction.

Notably, as a further condition of the Consent, Mr. Murstein stipulated — solely for purposes of the federal bankruptcy non-dischargeability statute, 11 U.S.C. § 523(a)(19) — that “the allegations in the Amended Complaint are true and admitted by Murstein” (emphasis added). This stipulation ensures his $1,000,000 personal penalty obligation cannot be discharged in any future personal bankruptcy proceeding. This stipulation stands alongside the settlement’s standard “neither admits nor denies” language and reflects the gravity with which the Court treated the underlying allegations.

Enforcement Scope: All Forms of Communication, Including Verbal and Telephone

The prohibition on materially false or misleading statements to investors applies through any use of “any means or instrumentality of interstate commerce” — a standard that the SEC and federal courts have consistently applied to telephone calls, in-person investor meetings, earnings conference calls, analyst presentations, and verbal statements at stockholder meetings. There is extensive enforcement precedent establishing that oral misrepresentations to investors are fully actionable under Rule 10b-5. This is not a unique constraint on Mr. Murstein; it applies to all public company officers. What is unique is that Mr. Murstein’s prior violations of this prohibition are now on the judicial record, and any recurrence — in any of these forums — exposes him to contempt proceedings on an accelerated basis. As Chief Executive Officer, Mr. Murstein will be the primary voice in each of these contexts during this contested solicitation. Stockholders receiving direct communications from him should understand that those communications occur against this established judicial background.

Stockholders and investors who receive direct communications from Medallion or its management — including oral communications — regarding the SEC matter or its relevance to the Company’s current leadership are encouraged to evaluate those communications in light of the foregoing court-ordered obligations, copies of which are publicly available on EDGAR and the SDNY docket at Case No. 1:21-cv-11125-LAK, Dkt. No. 127.

Extension to Board Communications and Proxy Solicitation Agents

The Final Judgment’s restrictions are not limited to Mr. Murstein’s personal communications. Pursuant to Federal Rule of Civil Procedure 65(d)(2), the injunctions expressly bind Medallion’s officers, agents, employees, attorneys, and all persons acting in active concert or participation with the defendants upon actual notice of the Final Judgment. As Chief Executive Officer and a member of the Board of Directors, Mr. Murstein occupies the central decision-making role in authorizing and overseeing all Company communications — including those made by or on behalf of the Board, the Company’s investor relations function, and any proxy solicitation firm retained by the Company in connection with this contested election. Accordingly, communications made by or on behalf of the Board of Directors in connection with this proxy solicitation — including letters to stockholders, investor presentations, and direct outreach by management or its agents — may be subject to the same court-ordered restrictions applicable to Mr. Murstein personally. Stockholders should evaluate all such communications accordingly.

The prohibitions at issue — against false statements to investors, misleading auditors, and failures in books and records — apply to every public company CEO. That universality makes the Board’s conduct more troubling, not less. It chose to install as CEO a person who has already been judicially found to have violated those universal standards at this same Company, less than eight months after a federal court entered a permanent order against him as a consequence. Mr. Murstein now directs this solicitation — including all communications made to stockholders on behalf of the Board — while personally and directly motivated to manage the public narrative around his own judicial record. That is a direct conflict of interest that is structural, documented, and unresolved. It did not exist by accident: the Board created it when it appointed Mr. Murstein CEO without stockholder input and while simultaneously adopting bylaw amendments that entrench its own position and make accountability harder to achieve. Stockholders should weigh this conflict carefully when evaluating every communication they receive from Medallion and its representatives in connection with this contested election.

Board’s Contractual Incentive in Connection with the Nomination of Alvin Murstein

Stockholders should also be aware of a structural conflict embedded in the Board’s director nomination process. Andrew Murstein, as Chief Executive Officer directing this solicitation, has a direct and personal financial interest in its outcome — including managing the public narrative around his own permanent SEC injunction. Separately, pursuant to Amendment No. 3 to Alvin Murstein’s employment agreement, filed with the SEC on October 24, 2025, the Board’s failure to nominate Alvin Murstein as a director constitutes a termination without cause — triggering a contractual severance obligation to Alvin Murstein of $3,378,036 (as of December 31, 2025), payable by the Company. The Board therefore faces a direct, quantified financial penalty if it exercises independent judgment regarding his nomination. Stockholders should note that this amount may have increased between December 31, 2025 and the date of this filing depending on the formula prescribed by Amendment No. 3. Stockholders are encouraged to review Amendment No. 3 to Alvin Murstein’s employment agreement, which is filed as an exhibit to Medallion’s Current Report on Form 8-K dated October 24, 2025, and is publicly available on EDGAR.

Unlike the speculative conflict Medallion attributes to BIMIZCI in its own proxy materials, these conflicts are not hypothetical — they are memorialized in Medallion’s own public filings and embedded in the governance structure the Board itself created, without stockholder approval, in the months following the SEC’s enforcement action.

REASONS FOR THE SOLICITATION

A HIGH-LEVEL SUMMARY

BIMIZCI is the 6th largest institutional stockholder in Medallion (per S&P Capital IQ) and owns 334,834 shares beneficially and directly as of April 29, 2026. We also own $15 million par value in subordinated trust preferred securities (“TruPS”) issued by the Company. We acquired the TruPS in February 2021 from a third party based on the Company’s 3Q20 results. Medallion had just had its largest YTD loss ever of $41 million through three quarters, with the stock trading at $2.67 when earnings were announced. We saw the potential then, and with the right common-sense changes, we see the potential now.

We own more stock in Medallion than State Street (trillions in assets) and GAMCO (tens of billions in assets). We have invested $9.8 million in cash into Medallion securities, which compares well with its ~$215 million market cap. We have purchased more stock in the open market in the last year than all current Medallion executives in the last five.

We are asking you to vote for three independent director nominees because a single condition - a non-independent, family-controlled Board lacking the expertise to oversee a modern specialty finance company - has produced four critical failures: a federal SEC fraud judgment, financial underperformance the “solid year” narrative does not support, governance entrenchment, and absence from the technology shift restructuring its industry.

A federal injunction met with a promotion. On May 30, 2025, Andrew Murstein consented to a permanent injunction for securities fraud, paid a $1 million personal civil penalty, and stipulated under federal statute that the SEC’s allegations against him are true. Five months later, the Board announced Andrew Murstein’s promotion to CEO. Andrew Murstein was paid $5.7 million in 2025. The Board also extended the Executive Chairmanship of his ninety-one-year-old father (Chairman and CEO throughout the SEC investigated period) under a contract which required Medallion stockholders to pay him a $3.4 million severance payment if the Board did not renominate him as a director.

Underperformance the disclosures do not support. Medallion’s stock trades approximately 52% below its 2013 peak; price/ tangible book is well below 1.0x and tangible book remains below its 13-year peak; Medallion’s 2025 P/E averaged 5.6x against 15.5x for the Russell 2000; consumer loan charge-offs are at 15-year highs; and, commercial non-performing loans were 20% at FYE25. Medallion showed a profit of $43 million in 2025 but $17 million of it (after taxes) was due to unpredictable gains from selling stock. In February 2026, Medallion tried and failed to refinance $31.25 million of holding-company debt and depleted its cash reserves to repay it. In April 2026, the SBA declared an event of default on $73.5 million of subsidiary debentures, finding the Medallion Capital subsidiary lacked a “qualified management team.” From 2018 to the present, after Medallion converted to a Bank Holding Company in 2018, its top five executives were paid $78.9 million, which exceeds the $62.3 million in total stockholder dividends and share buy backs over the same period.

A Board built for entrenchment. Three of eight directors are Murstein family; 5 will be older than 80 by the next annual meeting; average tenure with Medallion or its subsidiary is 18 years. The Board is classified, which protects the majority of its directors from an annual stockholder vote, and it may amend the Bylaws with a simple majority, while stockholders require 75% stockholder support – essentially unreachable given the level of insider ownership. This asymmetry allows the Board to add procedural barriers that stockholders cannot practically remove. The “Lead Independent Director” served on a Medallion subsidiary board for 19 years before assuming the role at the parent. Less than two weeks after BIMIZCI demanded application of Medallion’s clawback policy against Andrew Murstein in October 2023, the Compensation Committee removed the detrimental-conduct trigger from that policy. In 2024 and 2025 the Board adopted bylaw amendments significantly raising procedural barriers designed to deter dissident solicitations. To pre-empt allegations of a “conflict” BIMIZCI recently offered to convert its $15 million par preferred securities into common stock at favorable terms for Medallion and ensure a “lock up” period for its investment to further align incentives, conditional on governance reform. The Board declined to engage.

An industry restructuring without Medallion. Embedded finance and platform-based lending are capturing the partnerships, dealer relationships and decisioning capability that historically strengthened Medallion’s competitive position. AI and its application to bank processes, essentially an algorithmic solution, we believe will transform cost structures and capabilities for lenders. ZimCal recommended a full-time Chief Technology Officer with executive-committee authority in 2024; no appointment has been made. No current director has disclosed expertise in AI/ML deployment, fintech, or modern consumer-credit decisioning. Few analysts cover Medallion but consensus estimates show (on average) a material decline in estimated earnings and profit margin in 2026 compared to 2025, the opposite of estimates for every major stock index and most of Medallion’s self-selected peer group.

Our slate addresses what is missing but this is just the beginning. Eric Kelly (former Chair, San Francisco Federal Reserve Economic Advisory Board; director, Guardian Life Insurance), John Kiernan (NACD-certified public-company CEO; former independent director of a $2 billion NASDAQ community bank), and Tim Shanahan (turnaround CFO with multiple high-pressure company engagements) bring regulatory, banking, technology, and financial expertise the current Board does not. They are independent and will hold management accountable. We also are supportive of adding new directors with regulatory experience and large-bank chief credit officer backgrounds. Regulatory trust, with the FDIC, the Utah DFI, the SEC and SBA, has been damaged and we want to restore it and preserve it. This is vital as Medallion adapts its business model to unprecedented industry change.

Vote the BLUE proxy card. With your support, we can unlock value.

ABOUT BIMIZCI AND ITS AFFILIATES

BIMIZCI Fund LLC is managed by ZimCal. Warnke is managed by BIMIZCI Fund LLC which in turn is managed by ZimCal. ZimCal is managed by Stephen Hodges. ZimCal is an alternative investment firm focused on niche, illiquid and complex credit investment opportunities. ZimCal partners with both healthy and distressed borrowers or issuers, and provides customized solutions that meet their unique needs and circumstances. Over the last 16 years, Stephen Hodges, the Founder of ZimCal has developed a specialization investing in FDIC-insured institutions and has partnered with over 120 banks through investments on both sides of the balance sheet. ZimCal has developed a deep network in the banking industry and fully understands the banking regulatory environment. ZimCal usually works in collaboration with bank leadership teams if required, but on very rare occasions, must insert itself more forcefully if leadership is underwhelming and threatens to undermine ZimCal’s investments. ZimCal prides itself on performing extensive, rigorous financial analysis and research to fully understand the risks of any investment. Stephen Hodges founded ZimCal 2015 after working for 12 years in banking and credit investing.

PROPOSAL 1

ELECTION OF CLASS III DIRECTORS

Under the Company’s Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws, each as amended and restated to date, directors at the Company are divided into three classes (Class I, Class II and Class III) serving staggered terms of three years. Class III consists of three directors and elections for Class III directors will be held at the Annual Meeting. Set forth below are the Stockholder Nominees for election as Class III Directors.

THE STOCKHOLDER NOMINEES

The following description sets forth the name, age, present principal occupation and employment and material occupations, positions, offices or employments for the past five (5) years of the Stockholder Nominees. The nomination of the Stockholder Nominees was made in a timely manner and in compliance with the applicable provisions of the Company’s governing instruments. The specific experience, qualifications, attributes and skills that led the Participants to conclude that the Stockholder Nominees should serve as directors of the Company are also set forth below. This information has been furnished to the Participants by the Stockholder Nominees. Each of the Stockholder Nominees is a citizen of the United States of America.

Eric L. Kelly, age 67, is the Chairman and Founder of Bridge 2 Technologies. Mr. Kelly is a senior executive with a more than 40-year career growing and transforming global technology companies ranging from pre-public startups to Fortune 100 organizations, and has served as Chairman and Chief Executive Officer of two publicly traded companies, Overland Storage Inc. (NASDAQ:OVRL) and Sphere3D (NASDAQ: ANY) who acquired Overland Storage Inc in 2014. Mr. Kelly adopted the Chairman and CEO role at Sphere3D until 2018. A consortium, involving Mr. Kelly, purchased the Overland Storage entities privately from Sphere3D in 2018 with the goal of restructuring and exiting for a profit. Mr. Kelly spearheaded efforts to wind down underperforming and non-core subsidiaries and “shells” in global jurisdictions, including taking advantage of local reorganization laws to reduce potential liabilities. He then conducted an asset sale designed to maximize value and successfully generated a profit for investors at exit. Mr. Kelly currently serves on the Board of Directors of Guardian Life Insurance Company of America, a Fortune 500 mutual insurer (since 2024); on the Board of Directors of Sabre Corporation (NASDAQ: SABR) (since 2025); and on the Board of Directors of the San Jose State University Tower Foundation. Mr. Kelly was formerly the Chairman of the Economic Advisory Board of the Federal Reserve Bank of San Francisco. Mr. Kelly was appointed by the President of the United States to the Steering Committee of the President’s Council of Advisors on Science, Technology and the Advanced Manufacturing Partnership in the Executive Office of the President. The United States Secretary of Commerce subsequently appointed Mr. Kelly to the U.S. Department of Commerce Advanced Manufacturing Council as Vice Chairman of its workforce sub-committee. Mr. Kelly’s areas of professional expertise include cybersecurity, complex M&A strategy and execution, international corporate finance, government affairs, business transformations, and the strategic vision and product development of software, SaaS, cloud, artificial intelligence, and manufacturing companies. Mr. Kelly received an Honorary Doctorate of Humane Letters from Grambling State University, an M.B.A. from San Francisco State University, and a B.S. in Business Management from San Jose State University.

Mr. Kelly would be a valuable addition to the Board given his significant executive leadership experience as a two-time public-company Chairman and Chief Executive Officer, his current Board service and roles on the Audit & Risk Committee at a Fortune 500 financial-services company and on the Technology Committee at a NASDAQ-listed enterprise, his deep expertise in regulation, cybersecurity, technology and digital transformation — disciplines essential to the oversight of a financial services holding company whose growth is increasingly tied to strategic-partnerships and banking-as-a-service platform — his proven record of complex M&A execution, and his senior governmental and regulatory engagement at the Federal Reserve and the U.S. Department of Commerce.

As of the date hereof, Mr. Kelly does not own any securities of the Company and has not entered into any transactions in the securities of the Company during the past two years.

John E. Kiernan, age 58, has served as President, Chief Executive Officer and a member of the Board of Directors of Alico, Inc. (NASDAQ: ALCO), a publicly traded land company headquartered in Fort Myers, Florida, since July 2019. Mr. Kiernan previously served as Executive Vice President and Chief Financial Officer of Alico from June 2015 until his promotion in July 2019. Under Mr. Kiernan’s leadership, Alico has executed a comprehensive strategic transformation from a six-decade legacy as one of Florida’s largest citrus producers — a business whose grove productivity had been progressively devastated by citrus greening disease (HLB) — to a diversified land company monetizing approximately 56,000 acres of Southwest Florida real estate through a combination of agricultural leasing, land sales and real estate-development entitlements. Beginning formally in late 2024 and accelerating through 2025, the Company wound down its core citrus operations, completed its final major citrus harvest in the third quarter of fiscal 2025, restructured its cost base, exceeded its original $50 million annual land-sales guidance and subsequently raised that guidance, and secured a transformative regulatory milestone in June 2025 when Florida House Bill 4041 created the Corkscrew Grove Stewardship District, unlocking large-scale mixed-use real estate entitlements on one of the Company’s most valuable tracts. By the first quarter of fiscal 2026, the Company’s farmable land utilization reached 97% and the Company reported positive Adjusted EBITDA. The substantial GAAP losses associated with the transition reflect intentional, one-time non-cash impairment charges related to the retirement of citrus grove assets, not operational deterioration; trailing-twelve-month free cash flow turned positive to $14.6 million from deeply negative levels in prior years. The market has rewarded the transformation: ALCO common stock returned approximately 41% in calendar year 2025 and an additional approximately 17% year-to-date in 2026, with market capitalization expanding from under $220 million to approximately $325 million — a roughly 47% increase. From April 2022 through July 2024, Mr. Kiernan served as an Independent Director of PeoplesBank, A Codorus Valley Company, a NASDAQ-listed approximately $2 billion community bank in York, Pennsylvania, where he was a member of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Earlier in his career, Mr. Kiernan served as Chief Financial Officer of Greenwich Associates, where he eliminated 5% of the expense base while achieving EBITDA targets and maintaining debt compliance; as Treasurer of Global Crossing Ltd., where he raised $1.1 billion in new capital and rebuilt the Company’s global treasury operations across 60 countries; as Vice President, Investor Relations and Interim Treasurer of Misys plc during an aggressive turnaround; as Director, Corporate Development at IBM; and for over twelve years at Bear, Stearns & Co. Inc., where he became a Managing Director in Technology Investment Banking, completing more than 60 IPO and M&A transactions totaling over $6 billion. Mr. Kiernan also founded and served as Chief Executive Officer of Alley Capital Partners, an early-stage investment bank. Mr. Kiernan is a director certified by the National Association of Corporate Directors (NACD.DC), a Certified Treasury Professional (retired), and is admitted to the New York State Bar. He holds a Juris Doctor from the University of Virginia School of Law, a Master of Business Administration from the University of Virginia Darden School of Business, and a Bachelor of Arts from Saint Vincent College.

Mr. Kiernan would be a valuable addition to the Board given his demonstrated record as a sitting public-company Chief Executive Officer with the willingness to make decisive strategic decisions and to pivot a public company away from a structurally declining business toward higher-value uses of its underlying assets, his independent-director experience at a NASDAQ-listed community bank, his NACD director certification, and his deep finance, treasury, capital-markets and M&A expertise developed across more than three decades on Wall Street, in corporate development and in the C-suite.

As of the date hereof, Mr. Kiernan does not own any securities of the Company and has not entered into any transactions in the securities of the Company during the past two years.

Timothy M. Shanahan, age 59, is the Founder and Chief Executive Officer of VentureSpring, LLC, a financial and operational advisory firm he founded in 2004 that provides interim leadership to companies addressing business disruptions ranging from cash crises to transformative growth opportunities. Mr. Shanahan returned to VentureSpring in May 2024 after most recently serving from December 2023 through May 2024 as Global Chief Financial Officer of Vice Media, where he oversaw financial operations across 113 legal entities and five business units in 13 countries, reduced annual operating costs by more than $30 million through staff reductions, divestitures and renegotiation of vendor contracts, restructured the accounting and FP&A organizations to cut staff by 40% and costs by 33% while improving reporting accuracy, and led an ERP selection process producing $2 million in annual savings. From April 2019 through December 2023, Mr. Shanahan served at Vision Media Management & Fulfillment, LLC, first as Chief Financial Officer (April 2019 – March 2022) and then as Chief Executive Officer and a board director (March 2022 – December 2023); as Chief Executive Officer he transformed the Company from a low-margin third-party logistics provider into a high-margin secure-digital-streaming software business, growing secure-streaming revenue by 110% year-over-year and rebounding EBITDA from a loss position to over $4 million of profit, while architecting and implementing the divestiture of the legacy third-party logistics business in a manner that converted anticipated shutdown costs into positive cash flow available to reduce debt and fund the new growth platform. Through VentureSpring, Mr. Shanahan has served in numerous interim Chief Financial Officer and strategic-advisory engagements, including: interim Chief Financial Officer of an approximately $250 million multi-channel international consumer-products company in the toy and hobby industry, where he led financial strategy through bankruptcy and led due diligence on multiple concurrent sale transactions that resulted in creditors being paid in full; and interim Chief Financial Officer of an approximately $300 million distressed staffing company with 400,000 associates, where he restored lender confidence, secured a critical forbearance agreement, and negotiated a substantial settlement of delinquent employment taxes — work for which he was honored with the Global M&A Network “Restructuring of the Year” award for small markets. Earlier in his career, as Vice President at Water Tower Capital, LLC, Mr. Shanahan generated a $215 million incremental recovery to the Comdisco bankruptcy estate by demonstrating, in expert testimony, that market conditions supported a meaningfully greater valuation than the bid that had been approved by senior creditors, prompting the court to re-open the bidding. Mr. Shanahan also served as Vice President, Strategic Planning at Mattel, Inc., where he led the development of the first comprehensive strategic plan for Mattel’s $1.2 billion Boys Division and turned around a direct-marketing business with over $10 million in annual sales; and as Director, Strategic Planning at The Bradford Exchange, where he led the acquisition of a $100 million-revenue competitor, negotiating an $8 million reduction in the purchase price and identifying over $3 million in cost-saving opportunities. Mr. Shanahan currently serves on the board of directors of A&A Co, LLC (since 2023). Mr. Shanahan was awarded a Master of Business Administration with Distinction from the University of Michigan, Ross School of Business, and holds a Bachelor of Science in Mechanical Engineering from the University of Michigan, School of Engineering.

Mr. Shanahan would be a valuable addition to the Board given his deep, hands-on expertise as a Chief Executive Officer and Chief Financial Officer in financial restructuring, business transformation, cash-flow discipline and operational improvement at companies confronting precisely the kinds of challenges that the Company faces today, his award-winning track record in restructuring and turnaround engagements, his demonstrated ability to surface hidden enterprise value through rigorous valuation analysis and forensic financial diligence, and his proven success in repositioning underperforming businesses toward higher-margin, higher-cash-flow operating models.

As of the date hereof, Mr. Shanahan does not own any securities of the Company and has not entered into any transactions in the securities of the Company during the past two years.

BIMIZCI has no knowledge of any facts that would prevent the determination by the Board that each BIMIZCI Nominee, if elected as a director of the Company, would qualify as an “independent director” within the meaning of (i) the listing standards of The Nasdaq Stock Market LLC applicable to board composition and (ii) Section 301 of the Sarbanes-Oxley Act of 2002.

Notwithstanding the foregoing, we acknowledge that no director of a Nasdaq-listed company qualifies as “independent” under the Nasdaq listing standards unless the board of directors affirmatively determines that such director is independent under such standards. Accordingly, we acknowledge that if any BIMIZCI Nominee is elected, the determination of such BIMIZCI Nominee’s independence under the Nasdaq listing standards ultimately rests with the judgment and discretion of the Board. No BIMIZCI Nominee is, or would be, a member of the Company’s compensation, nominating or audit committee that is, or would not be, not independent under any such committee’s applicable independence standards. Each of the Stockholder Nominees satisfies all qualifications required by the Delaware General Corporation Law to be a director of the Company.

Other than as stated in this Proxy Statement and accompanying materials, there are no arrangements or understandings among the Participants or any other person or persons pursuant to which the nomination of the Stockholder Nominees described herein is to be made, other than the consent by each of the Stockholder Nominees to be named as a nominee in any proxy statement relating to the 2026 Annual Meeting and to serve as a director of the Company if elected as such at the 2026 Annual Meeting.

We believe that each of Eric Kelly, John Kiernan and Timothy Shanahan would be deemed “independent” under the Corporate Governance Guidelines of the Company, the independence requirements of the SEC rules and the listing standards of the New York Stock Exchange, and that each would qualify as an “audit committee financial expert” as that term is defined by the SEC.

We expect that the Stockholder Nominees will be able to stand for election but in the event that one or more are unable to serve or for good cause will not serve, the shares represented by the enclosed BLUE universal proxy card will be voted for a substitute nominee (or nominees, as the case may be), to the extent this is not prohibited under the Company’s charter documents and applicable law. In addition, we reserve the right to solicit proxies for the election of such substitute nominee(s) if the Company makes or announces any changes to its charter documents or takes or announces any other action that has, or, if consummated, would have, the effect of disqualifying the Stockholder Nominees, to the extent this is not prohibited under the Company’s charter documents and applicable law. In any such case, shares represented by the enclosed BLUE universal proxy card will be voted for such substitute nominee(s). We reserve the right to nominate additional persons, to the extent this is not prohibited under the Company’s charter documents and applicable law, if the Company increases the size of its board above its existing size or increases the number of directors whose terms expire at the Annual Meeting.

MECHANICS OF VOTING IN THE ELECTION

Stockholders will vote to fill three seats on the Board at the Annual Meeting.

A plurality voting standard applies to the election of directors at the Annual Meeting. So, stockholders will be able to cast only “FOR” or “WITHHOLD” votes in the election of directors, and the three nominees receiving the most “FOR” votes will be elected as directors. Withhold votes will be counted as present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting, but will not be counted in determining the outcome of the election of directors.

With a plurality voting standard applying to the election of directors at the Annual Meeting, stockholders will not be able to abstain from voting in the election of directors. Abstentions will be counted as present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting.

For brokerage or other nominee accounts that receive proxy materials from, or on behalf of, both the Company and the Stockholder Nominees, all items listed in the notice for the meeting other than the ratification of the independent registered public accounting firm may be considered “non-routine” matters; however, stockholders should follow the voting instructions provided by their broker or nominee. In that case, if you do not submit any voting instructions to your broker or other nominee, your shares may not be counted in determining the outcome of one or more of the proposals at the Meeting, except to the extent your broker may exercise discretionary voting authority on Proposal 2.

THE COMPANY’S CLASS III INCUMBENT NOMINEES

According to the Company’s preliminary proxy statement filed with the Securities and Exchange Commission on April 17, 2026, the Board has nominated for re-election the three incumbent Class III directors named below for terms expiring at the 2029 Annual Meeting. We are soliciting proxies to elect our three nominees to replace each of the Company’s Class III incumbent nominees and recommend that stockholders discard any white universal proxy card distributed by the Company. You should refer to the Company’s definitive proxy statement, when filed, for the names, background, qualifications and other information concerning the Company’s nominees. The discussion below is limited to the specific Board tenure, committee assignments and committee-level decisions of each incumbent that, in our view, support the recommendation to vote “FOR” Eric Kelly, John Kiernan and Timothy Shanahan and WITHHOLD on the Company’s nominees.

Alvin Murstein has served on the Board since the Company’s founding in 1995, a tenure of approximately 31 years. He served as Chief Executive Officer from February 1996 until January 31, 2026, when he transitioned to the role of Executive Chairman. As Executive Chairman, Mr. Murstein is not classified as an independent director and does not serve on the Audit Committee, the Compensation Committee, or the Nominating and Governance Committee.

Mr. Murstein was the Chief Executive Officer of the Company throughout the entire period of the conduct alleged in Securities and Exchange Commission v. Medallion Financial Corp., et al., No. 1:21-cv-11125-LAK (S.D.N.Y.), which the SEC characterized in its complaint as occurring “from late 2014 through 2017.” As Chief Executive Officer, Mr. Murstein signed the Sarbanes-Oxley Section 302 and 906 certifications attached to the Company’s Annual Reports on Form 10-K for fiscal years 2014, 2015, 2016 and 2017, the financial statements of which the SEC alleged were materially overstated, including by at least $110 million in the reported fair value of Medallion Bank at December 31, 2016 and at least $85 million at December 31, 2017. The Company entered a Final Judgment with the SEC on May 30, 2025, paying a $3 million civil penalty, agreeing to retain an Independent Compliance Consultant, agreeing to create and maintain a Chief Compliance Officer role reporting to the General Counsel with a dotted reporting line to the Chair of the Audit Committee, and accepting a permanent injunction against future violations of Sections 17(a)(1), 17(a)(3) and 17(b) of the Securities Act, Section 10(b) of the Exchange Act and Rule 10b-5, and Sections 13(a) and 13(b)(2)(A) and (B) and Rules 12b-20, 13a-1, 13a-11 and 13a-13. Mr. Murstein’s son, Andrew Murstein, who served as President and Chief Operating Officer throughout the relevant period and was promoted to Chief Executive Officer effective January 31, 2026, separately consented to a $1 million civil penalty.

On October 24, 2025, while Mr. Murstein continued to serve as Chief Executive Officer and Chairman, the Board approved an amendment to his employment agreement extending his contractual tenure as Executive Chairman through May 29, 2027, under which a failure by the Board to nominate him is treated as a termination without cause. The same Board action concentrated the offices of Chief Executive Officer, President and Chief Operating Officer in his son. Mr. Murstein has been a participant in, and the principal beneficiary of, every governance practice that the BIMIZCI believe has materially harmed common stockholders during his tenure, including the classified Board, the entrenchment-oriented amendments adopted in the Third Amended and Restated By-Laws effective August 8, 2024 and the Fourth Amended and Restated By-Laws effective October 24, 2025, and the executive compensation framework that has paid the top 5 named executive officers more in compensation ($78.9 million) than the Company has returned to its public stockholders through dividends and share repurchases ($62.3 million) since Medallion’s conversion to a bank holding company in 2018 (under Article 9 and Guide 3 of Regulation S-X).

For these reasons, we recommend that stockholders WITHHOLD authority to vote for Alvin Murstein.

John Everets has served on the Board since July 2017, a tenure of approximately 8.9 years. According to the Company’s preliminary proxy statement filed April 17, 2026, Mr. Everets currently serves as a member of the Audit Committee and a member of the Compensation Committee, and has been designated by the Board as an “audit committee financial expert” under the rules of the Securities and Exchange Commission and the listing standards of The Nasdaq Stock Market LLC. He has also served as a director of the Company’s subsidiary Medallion Bank since September 2019 and receives separate director compensation from that subsidiary in addition to his compensation from the Company.

Mr. Everets joined the Audit Committee on his election to the Board in July 2017 and has served on the Audit Committee continuously through the date of this Proxy Statement. As a result, Mr. Everets was a sitting Audit Committee member during the second half of 2017 — the final period of the conduct the SEC alleged in SEC v. Medallion Financial Corp. — and was a sitting Audit Committee member when the SEC issued the Wells Notice that preceded its December 29, 2021 complaint, throughout the four-year course of the SEC’s litigation, and at the time of the Final Judgment entered on May 30, 2025. Mr. Everets was also a sitting Audit Committee member on April 4, 2024, when Mazars USA LLP, which had served as the Company’s auditor since 2005, resigned in connection with the Q1 2024 reporting cycle, and at the time the Audit Committee selected Plante & Moran, PLLC as successor auditor effective June 3, 2024. The change of a 19-year auditor during active securities-fraud litigation against the Company’s President and Chief Operating Officer was not separately explained to stockholders in the Audit Committee’s report.

Mr. Everets was also a sitting Audit Committee member on February 20, 2020, when the Company furnished an Initial Form 8-K under Item 2.02 reporting fourth quarter and full year 2019 financial results, and on March 30, 2020, when the Company filed Amendment No. 1 to that Current Report on Form 8-K to revise those same results. According to the Company’s own disclosure in the Form 8-K/A, “[j]ust prior to the anticipated filing of the Company’s 2019 audited financial statements,” the Company reviewed three borrower relationships representing 61 medallion loans with $27.5 million in aggregate principal amount and determined that those loans — which had been categorized as performing loans at the time of the February 20, 2020 release with a general allowance for credit losses of only $5.6 million — should be reclassified as impaired loans and as troubled debt restructurings. The same impairment methodology was then applied to 18 medallion loans already classified as troubled debt restructurings. The net effect of these adjustments was an additional $4.3 million provision for credit losses and a reduction of after-tax net income of $3.2 million for the quarter and year ended December 31, 2019, converting fourth quarter 2019 net income attributable to the Company of $2.763 million ($0.11 per share) as initially reported into a net loss of $(465) thousand ($(0.02) per share) as revised, and reducing book value per share from $10.81 to $10.68. In our view, the late-stage reclassification of 61 medallion loans — the Company’s historic core lending business — from performing to impaired troubled debt restructurings on the eve of the 10-K filing, after the Company had already publicly reported quarterly net income on those same loans 39 days earlier, reflects an Audit Committee oversight failure with respect to loan-classification controls.

Mr. Everets has also served on the Compensation Committee throughout the relevant period. On October 24, 2023 — less than two weeks after BIMIZCI wrote to the Board demanding application of the Company’s Compensation Recoupment Policy against Andrew Murstein in connection with the SEC matter — the Compensation Committee, of which Mr. Everets was a member, approved an amendment that removed the “detrimental conduct” trigger from the Company’s clawback policy. The Compensation Committee did not exercise the policy’s recoupment authority against Andrew Murstein following his agreement to a $1 million SEC civil penalty and his consent to a permanent injunction under Section 10(b) and Rule 10b-5. The same Compensation Committee approved the executive compensation framework that has paid the top 5 named executive officers more in compensation ($78.9 million) than the Company has returned to its public stockholders through dividends and share repurchases ($62.3 million) since Medallion’s conversion to a bank holding company in 2018 under Article 9 and Guide 3 of Regulation S-X.

For these reasons, we recommend that stockholders WITHHOLD authority to vote for John Everets.

Cynthia Hallenbeck has served on the Board since June 2020, a tenure of approximately 5.9 years. According to the Company’s preliminary proxy statement filed April 17, 2026, Ms. Hallenbeck currently serves as a member of the Audit Committee, as Chair of the Nominating and Governance Committee, and has been designated by the Board as an “audit committee financial expert” under the rules of the Securities and Exchange Commission and the listing standards of The Nasdaq Stock Market LLC.

Ms. Hallenbeck has served on the Audit Committee continuously since her election to the Board in June 2020. She was therefore a sitting Audit Committee member when the SEC filed its December 29, 2021 complaint against the Company and Andrew Murstein, throughout the four-year course of the litigation, at the time of the Mazars resignation on April 4, 2024 and the appointment of Plante & Moran as successor auditor on June 3, 2024, and at the time of the Final Judgment entered on May 30, 2025. As a designated audit committee financial expert, Ms. Hallenbeck endorsed every Audit Committee Report included in the Company’s Definitive Proxy Statements filed in 2021, 2022, 2023, 2024 and 2025, each of which recommended that the Company’s audited financial statements be included in the Annual Report on Form 10-K, notwithstanding the pending SEC enforcement matter alleging material overstatement of those financial statements at year-end 2016 and year-end 2017. The Audit Committee did not commission a publicly disclosed independent investigation of Mr. Murstein’s conduct, and the Final Judgment’s court-mandated Independent Compliance Consultant was imposed by the SEC, not initiated by the Audit Committee. Paragraph X of the Final Judgment further requires Medallion to create a new Chief Compliance Officer role reporting to the General Counsel, with a dotted reporting line directly to the Chair of the Audit Committee. Under Paragraph X, the Chief Compliance Officer is required to report quarterly to the Audit Committee on significant compliance issues arising during the quarter, and may be removed only with the approval of the Audit Committee. As a sitting member of the Audit Committee, Ms. Hallenbeck bears direct responsibility for executing these court-mandated oversight obligations going forward — obligations that arise not from any initiative of the Audit Committee, but from a federal court order entered as a consequence of the conduct that the Audit Committee did not independently investigate.

As Chair of the Nominating and Governance Committee, Ms. Hallenbeck bears principal Board-level responsibility for the corporate governance package adopted on October 24, 2025. That package included (i) the appointment of Andrew Murstein as Chief Executive Officer effective January 31, 2026, while he simultaneously retained the offices of President and Chief Operating Officer; (ii) an amendment to Alvin Murstein’s employment agreement extending his service as Executive Chairman through May 29, 2027 and providing that a failure by the Board to nominate him is treated as a termination without cause; and (iii) the adoption of the Fourth Amended and Restated By-Laws, the principal substantive change of which was the formal creation of an “Executive Chairman” role under Article V, Section 3 with powers and duties “regarding the management of the business of the Corporation” as assigned by the Board — the bylaws change that operationalized Mr. Alvin Murstein’s contractual extension on the same day. The broader entrenchment-oriented disclosure regime applicable to stockholder nominees — including approximately twenty separate disclosure categories, a so-called “golden leash” bar on Third-Party Compensation Arrangements, Clayton Act and competitor representations, a 10-day Board interview requirement, an in-person attendance requirement and a no-substitutes provision — had been adopted earlier in the Third Amended and Restated By-Laws effective August 8, 2024. Ms. Hallenbeck has served on the Nominating and Governance Committee continuously through both bylaw amendments. The Company’s Current Reports on Form 8-K reporting the bylaw amendments under Item 5.03 did not, in our view, adequately summarize for stockholders the scope of the August 2024 amendments or the practical burden they impose on stockholder nominees — a disclosure issue that, in our view, falls within the oversight responsibility of the Nominating and Governance Committee.

For these reasons, we recommend that stockholders WITHHOLD authority to vote for Cynthia Hallenbeck.

If all three of Stockholder Nominees are elected at the 2026 Annual Meeting, the Stockholder Nominees together would replace each of the three Class III incumbents named above. Universal proxy rules under Rule 14a-19 of the Exchange Act permit each stockholder to vote for any combination of director candidates from either party’s slate using the Company’s WHITE universal proxy card or BIMIZCI’s [BLUE] universal proxy card.

WE URGE YOU TO VOTE “FOR” Eric Kelly, John Kiernan and Timothy Shanahan USING THE ENCLOSED BLUE UNIVERSAL PROXY CARD, AND “WITHHOLD” ON THE COMPANY’S NOMINEES: ALVIN MURSTEIN, JOHN EVERETS AND CYNTHIA HALLENBECK.

If you vote “FOR” fewer than three nominees, your shares will only be voted “FOR” the nominee you have marked and default to a “WITHHOLD” vote with respect to any nominee left unmarked. If you vote “FOR” more than three nominees, your elections will be invalid and, depending on your broker, bank, or other nominee through which you hold shares, your votes on all other proposals before the annual meeting may also be invalid.

INTERESTS IN THE SOLICITATION

The Stockholder Nominees may be deemed to have an interest in their nominations for election to the Board by virtue of the compensation that the Stockholder Nominees will receive from the Company as a director, if elected to the Board, and as described below. The Participants expect that the Stockholder Nominees, if elected, will be indemnified for their service as directors of the Company to the same extent indemnification is provided to the current directors of the Company under the Company’s charter documents and will be covered by the policy of insurance that insures the Company’s directors and officers.

Other than as set forth in this Proxy Statement, no Participant, or any associate of any Participant, has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in further detail in the Company’s proxy statement, the Audit Committee has selected Plante & Moran, PLLC (“Plante Moran”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2026. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and the Company’s shareholders’ best interests.

Representatives of Plante Moran are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Information regarding the Company’s prior independent registered public accounting firm and the change in the Company’s independent registered public accounting firm is contained in the Company’s public filings with the SEC and is incorporated herein by reference. The Participants take no responsibility for the accuracy or completeness of any information that is contained in the Company’s filings.

Effective June 3, 2024, the Company engaged Plante Moran, as its independent registered public accounting firm for the fiscal year ending December 31, 2024. The engagement of Plante Moran as the Company’s independent registered public accounting firm was approved by the Company’s Audit Committee.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the appointment of Plante Moran.

WE RECOMMEND A VOTE “FOR” THE SELECTION OF Plante & Moran, PLLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2026. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, WE WILL VOTE “FOR” WITH RESPECT TO THIS PROPOSAL.

PROPOSAL 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in detail in Medallion’s proxy statement, Medallion is asking stockholders to indicate their support for executive officer compensation. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation of Medallion’s named executive officers. So, stockholders may endorse or not endorse Medallion’s executive pay program through the following non-binding resolution:

“RESOLVED, that the 2025 compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement for the Company’s 2026 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote on this Proposal is advisory, it will not be binding upon the Board. However, Medallion has indicated the Company’s Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The non-binding advisory resolution regarding the compensation of the named executive officers described in this Proposal shall be approved if the votes cast in favor of the resolution exceed the votes cast against the resolution. Abstentions and broker non-votes will not be counted as either votes cast for or against the resolution.

WE RECOMMEND A VOTE “AGAINST” APPROVAL of the non-binding advisory resolution to approve the 2025 compensation of the Company’s named executive officers. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, WE WILL VOTE “AGAINST” WITH RESPECT TO THIS PROPOSAL.

NO APPRAISAL OR DISSENTER’S RIGHTS

Stockholders will not have rights of appraisal or similar dissenter’s rights with respect to any matters identified in this Proxy Statement to be acted upon at the Annual Meeting.

WHO CAN VOTE AT THE ANNUAL MEETING

Only stockholders of record of Medallion Common Stock at the close of business on April 13, 2026, the Record Date, will be entitled to vote at the Annual Meeting. If you were a stockholder of record on the Record Date, you will retain your voting rights for the Annual Meeting even if you sell your shares after the Record Date.

HOW TO VOTE BY PROXY

Your vote is important, no matter how many or how few shares you own. The Stockholder Nominees urge you to sign, date and return the enclosed BLUE universal proxy card today.

●	If your shares are registered in your own name, please sign and date the enclosed BLUE universal proxy card and return it today in the enclosed postage-paid envelope.

●	If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the beneficial owner of the shares held in “street name,” and these proxy materials, together with a BLUE universal voting form, are being forwarded to you by your broker, bank or other holder of record. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares on your behalf without your instructions. Depending upon your broker, bank or other holder of record, you may be able to vote either by telephone or by the Internet. You may also vote by signing, dating and returning the enclosed voting form.

Whether you plan to attend the Annual Meeting or not, we urge you to vote your shares now. Please contact our proxy solicitor Sodali & Co LLC if you require assistance in voting your shares. This Proxy Statement and the accompanying BLUE universal proxy card are available at www.restoretheshine.com.

Properly executed proxies will be voted in accordance with the directions indicated thereon. If you sign the BLUE universal proxy card but do not make any specific choices, your proxy will vote your shares as follows:

1.	“FOR” the election of Eric Kelly, John Kiernan and Timothy Shanahan to the Board of Directors of the Company (the “Board”) to serve until the 2029 annual meeting of stockholders, and “WITHHOLD” on the Company’s nominees: Alvin Murstein, John Everets and Cynthia Hallenbeck.

2.	“FOR” the ratification of Plante & Moran, PLLC as the independent registered public accounting firm for the year ending December 31, 2026.

3.	“AGAINST” a non-binding advisory resolution to approve the 2025 compensation of the Company’s named executive officers.

BIMIZCI and the Company will each be using a universal proxy card for voting on the election of directors at the Annual Meeting, which will include the names of all nominees for election to the Board. Stockholders will have the ability to vote for up to three nominees on the enclosed BLUE universal proxy card. Stockholders are permitted to vote for fewer than three nominees or for any combination (up to three total) of the Stockholder Nominees and the Company’s nominees. Voting “FOR” fewer than three nominees will result in your shares being be voted “FOR” only the nominees you have so marked and default to a “WITHHOLD” vote with respect to any nominee left unmarked. If you vote “FOR” more than three nominees, your vote regarding the election of directors will be invalid and will not be counted. There is no need to use the Company’s proxy card or voting instruction form, regardless of how you wish to vote. If BIMIZCI withdraws its solicitation or fails to comply with the universal proxy rules, any votes cast in favor of the Stockholder Nominees will be disregarded and not be counted, whether such vote is provided on our BLUE universal proxy card or the Company’s proxy card.

Rule 14a-4(c)(3) of the Exchange Act governs our use of discretionary proxy voting authority with respect to a matter that is not known by us a reasonable time before our solicitation of proxies. It provides that if we do not know, a reasonable time before making our solicitation, that a matter is to be presented at the meeting, then we are allowed to use our discretionary voting authority when the proposal is raised at the meeting, without providing any discussion of the matter in this Proxy Statement. If any other matters are presented at the Annual Meeting for which we may exercise discretionary voting, your proxy will be voted in accordance with the best judgment of the persons named as proxies on the attached proxy card. At the time this Proxy Statement was mailed, we knew of no matters which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the record date, only that entity can vote your shares and only upon its receipt of your specific instructions. Accordingly, please contact the person responsible for your account at such entity and instruct that person to execute and return the BLUE universal proxy card on your behalf. You should also sign, date and mail the voting instruction that your broker or banker sends you when you receive it (or, if applicable, vote by following the instructions supplied to you by your bank or brokerage firm, including voting by telephone or via the internet). Please do this for each account you maintain to ensure that all of your shares are voted.

A large number of banks and brokerage firms are participating in a program that allows eligible stockholders to vote by telephone or via the Internet. If your bank or brokerage firm is participating in the telephone voting program or Internet voting program, then such bank or brokerage firm will provide you with instructions for voting by telephone or the Internet on the voting form. Telephone and Internet voting procedures, if available through your bank or brokerage firm, are designed to authenticate your identity to allow you to give your voting instructions and to confirm that your instructions have been properly recorded. Stockholders voting via the Internet should understand that there might be costs that they must bear associated with electronic access, such as usage charges from Internet access providers and telephone companies. If your bank or brokerage firm does not provide you with a voting form, but instead you receive the BLUE universal proxy card, then you should mark our proxy card, date it and sign it, and return it in the enclosed postage-paid envelope.

VOTING AND PROXY PROCEDURES

Stockholders of Medallion may not cumulate votes relating to the election of directors. For the other proposals presented at the Annual Meeting, stockholders are entitled to one vote for each share of Common Stock the stockholder owned of record on the Record Date.

Quorum; Abstentions and Broker Non-Votes; No Discretionary Voting

Only stockholders of record of Common Stock at the close of business on the Record Date are entitled to notice and to vote at the Annual Meeting. At least a majority of shares outstanding on the Record Date and entitled to vote must be represented at the Annual Meeting, either in person or by proxy, in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

Proxies relating to “street name” shares that are voted by brokers on some but not all of the matters before stockholders at the Annual Meeting will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will not be entitled to vote at the Annual Meeting on those matters as to which authority to vote is not given to the broker (“broker non-votes”).

The following will not be votes cast and will have no effect on the election of any director nominee: (1) a share whose ballot is marked as withheld; (2) a share otherwise present at the meeting but for which there is an abstention; and (3) a share otherwise present at the meeting as to which a stockholder gives no authority or direction (other than a share voted pursuant to a signed proxy card on which the stockholder has not indicated any voting direction).

Votes Required for Approval

The proposal to ratify the appointment of the independent registered public accounting firm requires the affirmative vote described in the Company’s proxy statement and should be conformed to the Company’s governing documents and applicable law.

The proposal on the advisory vote to approve Company’s executive compensation requires the affirmative vote of a majority of the shares present and voting on this matter. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

For brokerage or other nominee accounts that receive proxy materials from, or on behalf of, both Medallion and us, Proposal 2 may be considered a “routine” matter for which brokers may exercise discretionary voting authority, while the election of directors and the say-on-pay proposal are generally “non-routine” matters. Stockholders should follow the instructions provided by their broker or other nominee.

How to Vote

Stockholders should refer to the “HOW TO VOTE BY PROXY” section above for procedures relating to voting by mail, by telephone, by Internet, or in “street name” through a broker, bank or other holder of record.

REVOCATION OF PROXIES

A proxy given pursuant to this solicitation may be revoked at any time before it is voted. If you are a record holder, you may revoke your proxy and change your vote by: (1) by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Company’s Secretary; or (2) attending the Annual Meeting and voting in person. If you are the beneficial owner of shares held in street name, you may revoke your proxy and change your vote: (1) by submitting new voting instructions to your broker, bank or other nominee in accordance with their voting instructions, or (2) if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares in person, by attending the Annual Meeting, presenting the completed legal proxy to the Company and voting in person. You should be aware that simply attending the Annual Meeting will not in and of itself constitute a revocation of your proxy.

Only holders of record as of the close of business on the Record Date will be entitled to vote at the Annual Meeting. If you were a stockholder of record on the Record Date, you will retain your voting rights for the Annual Meeting even if you sell your shares after the Record Date. Accordingly, it is important that you vote the shares held by you on the Record Date, or grant a proxy to vote such shares, even if you sell such shares after the Record Date.

ALTHOUGH YOU MAY VOTE MORE THAN ONCE, ONLY ONE PROXY WILL BE COUNTED AT THE ANNUAL MEETING, AND THAT WILL BE YOUR LATEST-DATED, VALIDLY EXECUTED PROXY.

If you have already received a WHITE proxy from management of the Company, you can revoke that proxy by signing, dating and mailing the BLUE universal proxy card or by voting in person at the Annual Meeting.

SOLICITATION OF PROXIES; EXPENSES

We have provided the required notice to the Company pursuant to the Universal Proxy Rules, including Rule 14a-19(a)(1) under the Exchange Act, and intend to solicit proxies from the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of the Stockholder Nominees’ election in accordance with applicable law and intend to comply with applicable requirements of the Exchange Act.

The entire expense of preparing and mailing this Proxy Statement and any other soliciting material and the total expenditures relating to the solicitation of proxies (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, transportation and litigation) will be borne by us. In addition to the use of the mails, proxies may be solicited by us and/or our regular employees by telephone, telegram, and personal solicitation, for which no additional compensation will be paid to those persons engaged in such solicitation. Proxies will not be solicited by specially engaged employees. Banks, brokerage houses, and other custodians, nominees, and fiduciaries will be requested to forward solicitation material to the beneficial owners of the common stock that such institutions hold, and we will reimburse such institutions for their reasonable out-of-pocket expenses.

We have retained Sodali & Co LLC, a proxy solicitation firm, to assist in the solicitation of proxies at a fee estimated not to exceed $[_______], plus reimbursement of reasonable out-of-pocket expenses and fees related to calls to solicit stockholders. Approximately 15 persons will be utilized by that firm in its solicitation efforts.

We estimate that our total expenditures relating to the solicitation of proxies will be approximately $300,000 (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, transportation, and litigation). Total cash expenditures to date relating to this solicitation have been approximately $75,000.

We intend to seek reimbursement from the Company for our actual expenses in connection with this solicitation. If elected, the Stockholder Nominees will submit the matter to a vote of the Company’s Board. The Company’s Board may vote to submit the matter of reimbursement to a vote of the Company’s stockholders. If elected to the Company’s Board, the Stockholder Nominees intend to vote in favor of reimbursing us and submitting the matter to a vote of the Company’s stockholders. If the matter is submitted to a vote of the Company’s stockholders, we will vote our shares in favor of such reimbursement and will accept the results of such stockholder vote.

ADDITIONAL PARTICIPANT INFORMATION

The only participants known to BIMIZCI Fund LLC are Warnke, ZimCal, Stephen Hodges, Eric Kelly, John Kiernan and Timothy Shanahan, BIMIZCI and Warnke. The business address of each Participant for purposes of this notice and solicitation is c/o BIMIZCI Fund LLC, 4737 County Road 101, #264, Minnetonka, MN 55345. Each Participant’s present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is carried on is provided below.

Name	Principal Occupation or Employment	Name, Business and Address Employer
Stephen Hodges	Stephen Hodges founded ZimCal Asset Management in 2015. He has over 19 years of experience as both a lender and debt investor. Mr. Hodges focuses on investing in non-public debt acquired from existing lenders and sold in the secondary market. He also originates senior lien, junior lien and subordinated debt in special situations.	ZimCal Asset Management LLC c/o BIMIZCI Fund, LLC 4737 County Road 101 #264 Minnetonka, MN 55345
John Kiernan	CEO/Director, Alico Inc., agriculture & land	10070 Daniels Interstate Court, Suite 200, Ft Myers FL 33913
Timothy Shanahan	President/Founder, VentureSpring LLC, financial and operational leadership consultancy services.	220 Keith Lane, Lake Forest IL 60045
Eric Kelly	Chairman/Founder, Bridge 2 Technologies, venture capital, software and information technology.	9000 Crow Canyon Road, Suite S-285, Danville CA 94506
ZimCal Asset Management, LLC	Serves as the Manager of BIMIZCI Fund, LLC.	4737 County Road 101 #264 Minnetonka, MN 55345
BIMIZCI Fund, LLC	BIMIZCI invests in undervalued, illiquid assets with a bias towards private credit and bank issuers. Serves as Manager of Warnke Investments LLC	4737 County Road 101 #264 Minnetonka, MN 55345
Warnke Investments LLC	Warnke Investments LLC invests in consumer-focused finance companies	4737 County Road 101 #264, Minnetonka MN 55345

Provided below is the amount of Common Stock that each participant owns beneficially, directly or indirectly.

Name	Shares Held of Record	Shares Held Beneficially
Stephen Hodges	1,510	334,834(1)
John Kiernan	None	None
Timothy Shanahan	None	None
Eric Kelly	None	None
ZimCal Asset Management, LLC	1,510	334,8344(2)
BIMIZCI Fund, LLC	1,510	334,834(3)
Warnke Investments LLC	1,000	333,824

(1)	Because Mr. Hodges is the managing member of ZimCal, he may be deemed to share voting power and dispositive power over the shares of Common Stock owned by BIMIZCI and Warnke.

(2)	Because ZimCal is the manager of BIMIZCI, it may be deemed to have shared voting and dispositive power over the shares of Common Stock owned by BIMIZCI and Warnke.

(3)	Because BIMIZCI is the manager of Warnke, BIMIZCI may be deemed to have shared voting and dispositive power over the shares of Common Stock owned by Warnke. As previously stated, BIMIZCI owns $15,000,000 par value of Trust Preferred Securities issued by Medallion Financing Trust 1, a subsidiary of the Corporation that holds as its sole asset, junior subordinated notes issued by the Corporation (the “Trust Preferred Securities”). Mr. Hodges and ZimCal may be deemed to beneficially own such Trust Preferred Securities held by BIMIZCI.

Other than as disclosed herein, the participants only hold shares of Common Stock, and do not hold any other class of securities of the Company.

Appendix A, which is incorporated herein by reference, states with respect to shares of Common Stock, as the participants do not hold, and have not held, any other securities of the Company, all of the shares purchased or sold within the past two years, the dates on which they were purchased or sold and the amount purchased or sold on each such date.

Except as provided below, no part of the purchase price or market value of any of the shares of Common Stock on Appendix A is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. From time to time, the Stockholder and BIMIZCI, may purchase Common Stock on margin provided by banking institutions or brokerage firms on such firms’ usual terms and conditions, but have not done so as of the date of this notice. In such instances, the positions held in the margin account are pledged as collateral security for the repayment of debit balances in the account. So, all or part of the shares of Common Stock held may from time to time be pledged with one or more banking institutions or brokerage firms as collateral for loans made by such entities. Such loans, if any, generally bear interest at a rate based upon the federal funds rate plus a margin. Because other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin would be used to purchase the Common Stock. Such indebtedness, if any, may be refinanced with other banks or broker-dealers. As of the date of this notice, none of the Stockholder, the Stockholder Nominees, BIMIZCI have loans secured by Common Stock.

None of the Participant’s “associates” (as defined in Rule 14a-1 of the Exchange Act) own beneficially, directly or indirectly, shares of Common Stock or any other securities of the Company.

No Participant beneficially owns, directly or indirectly, any class of securities of any parent or subsidiary of the Company.

BIMIZCI will reimburse the Stockholder Nominees for any expenses that they reasonably incur in connection with the intended solicitation of proxies for use at the Annual Meeting. BIMIZCI will bear the cost of the intended solicitation of proxies for use at the 2026 Annual Meeting. None of the Stockholder Nominees have any arrangement or understandings with any other person pursuant to which they were or are to be selected as a director or nominee for election as a director of the Company. None of the Stockholder Nominees are, and none will become, a party to any agreement, arrangement or understanding with, and none has given any commitment or assurance to each other or any other person as to how he, if elected as a Director of the Company, will act or vote on any issue or question. There are not any other agreements, arrangements or understandings between or among the Stockholder, the Stockholder Nominees, BIMIZCI, on the one hand, and any other persons, on the other hand, in connection with the nomination of such persons for election as a director.

Other than as set forth herein, there are not, and there have not been, any direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the Stockholder and respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the Stockholder making the nomination or on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of Item 404 and the nominee were a director or executive officer of such registrant.

Set forth herein is all of the information relating to the Stockholder Nominees (including, without limitation, the Stockholder Nominees’ names, ages, business and principal occupations or employment and the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the Stockholder Nominees) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

Specifically, the information for the Stockholder Nominees required by Item 401 and 405 of Regulation S-K and related information is provided below. Out of an abundance of caution and to ensure that the Company has all of the information required by the Bylaws, information that would have been required to be included in a proxy statement, but is not specifically related to the Stockholder Nominees is also contained in Appendix A.

Except as otherwise set forth herein, none of the Stockholder Nominees has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as otherwise set forth herein, none of the Stockholder Nominees has, nor do any of the Stockholder Nominees’ associates have, any arrangement or understanding with any person with respect to any future employment with the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

None of the Stockholder Nominees is presently serving as a director of any corporation, partnership or other entity that has a class of debt or equity securities registered under the Exchange Act, or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940, as amended, nor has any Nominee served as such during the past five years.

Legal Proceedings

There are no material proceedings to which the Stockholder Nominees, or any of their associates, are parties adverse to the Company or any of its subsidiaries, and none of the Stockholder Nominees nor any of their associates have a material interest adverse to the Company or any of its subsidiaries.

The shares owned by Mr. Hodges, ZimCal Asset Management, BIMIZCI and Warnke are provided above. The transactions on behalf of these persons during the past two years are identified on Appendix A. Eric Kelly, John Kiernan, and Timothy Shanahan do not own any securities of the Company, and has not had any transactions in securities of the Company during the past two years.

None of the Stockholder Nominees has any family relationship with any director or officer of the Company.

During the past ten years:

a. No petition under the federal bankruptcy laws or any state insolvency law has been filed by or against any nominee (or any other Participant), and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of any nominee (or any other Participant). In addition, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of any partnership in which any Nominee (or any other Participant) is or was a general partner, or any corporation or business association of which any Nominee (or any other Participant) is or was an executive officer at or within two years before the time of such filing.

b. No nominee (or any other Participant) has been convicted in a criminal proceeding nor has any nominee been the named subject of any criminal proceeding which is presently pending (excluding traffic violations and other minor offenses).

c.  No nominee (or any other Participant) has been the subject of any court order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining (or otherwise limiting) such nominee (or any other Participant) from (A) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission (“CFTC”) or any associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with any such activity; (B) engaging in any type of business practice; or (C) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

d. No nominee (or any other Participant) has been the subject of any order, judgment or decree not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days such nominee’s right (or any other Participant’s right) to be engaged in any activity described in clause c.(A) above, or such nominee’s right (or any other Participant’s right) to be associated with persons engaged in any such activity.

e. No nominee (or any other Participant) has been found by a court of competent jurisdiction in a civil action or by the SEC or the CFTC to have violated any federal or state securities law or any federal commodities law, where such judgment or finding has not been subsequently reversed, suspended or vacated.

f. Except as provided below, no nominee (or any other Participant) has been the subject of, or a party to, any supervisory action by federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (A) Any federal or state securities or commodities law or regulation; (B) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (C) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity.

g. No nominee (or any other Participant) has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, and registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

During the Company’s last two fiscal years, none of the Stockholder Nominees (nor any other Participant), nor any member of any nominee’s (nor any other Participant’s) immediate family, has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and none of the Stockholder Nominees (nor any other Participant), nor any member of any nominee’s (nor any other Participant’s) immediate family, has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.

None of the Stockholder Nominees (nor any other participant) is required to file reports under Section 16 of the Exchange Act, with respect to shares of the Common Stock.

Other than the Participants identified above, none of the Participants, nor any of their associates, is aware of any other person who is a party to an arrangement or understanding pursuant to which a Nominee for election as director is proposed to be elected. The Stockholder Nominees will be indemnified by BIMIZCI for any liabilities they may incur in connection with the intended solicitation of proxies for use at the Annual Meeting. BIMIZCI will reimburse the Stockholder Nominees for any expenses that they reasonably incur in connection with the intended solicitation of proxies for use at the Annual Meeting. The only substantial interest, direct or indirect, that any participant has in any matter to be acted upon at the Annual Meeting (as such items are known to the participants and their associates as of the date of this notice), is the participants’ security holdings.

None of the Participants, nor any of their associates, know of any applicable information or disclosure required by Item 402(t) of Regulation S-K.

STOCKHOLDER NOMINATIONS AND PROXY ACCESS

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2027 ANNUAL MEETING

The information set forth in this section concerning the Company’s deadlines for the submission of stockholder proposals and director nominations for the Company’s 2027 Annual Meeting of Shareholders has been taken from the Company’s Preliminary Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on [DATE] (the “Company Proxy Statement”). The Participants have not independently verified this information and disclaim any responsibility for its accuracy or completeness. The Participants are relying on the Company’s disclosure for this information, and stockholders are urged to consult the Company Proxy Statement and the Company’s Fourth Amended and Restated By-Laws, dated October 24, 2025 (the “Bylaws”), for the complete text of the applicable requirements.

Rule 14a-8 Inclusion Deadline. According to the Company Proxy Statement, in order for a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the 2027 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the written proposal must be received by the Company no later than December 31, 2026, and the proposal must comply with the requirements of Rule 14a-8.

Advance-Notice Nomination and Business Window Under the Bylaws. According to the Company Proxy Statement and Article II, Section 6 of the Bylaws, in order for a stockholder nomination of a director candidate or proposal of other business to be properly brought before the 2027 Annual Meeting (where not included in the Company’s proxy statement pursuant to Rule 14a-8), the written notice of such nomination or proposal must be received by the Secretary of the Company no earlier than December 1, 2026, and no later than December 31, 2026. According to the Bylaws, any such notice must include the information specified in Article II, Section 6 of the Bylaws, including, among other things, the twenty enumerated categories of information regarding the Noticing Stockholder, each Stockholder Associated Person, and each proposed nominee set forth in Section 6(i)(b)(1)–(20); the affiliation and antitrust-related disclosures required by Section 6(i)(b)(17) (Clayton Act § 8) and Section 6(i)(b)(18) (Depository Institution Management Interlocks Act); the Third-Party Compensation Arrangement disclosure required by Section 6(ii)(b)(1)(D); and the Business Solicitation Statement and Nominee Solicitation Statement required by Sections 6(i)(b)(20) and 6(ii)(b)(2). According to the Bylaws, each proposed nominee is also required to (a) make himself or herself available for an interview by the Board (or any committee or subset thereof) within ten days following any reasonable request from the Board (Section 6(iv)(b)), (b) appear in person at the meeting at which such nominee is to be considered for election (Section 6(iv)(h)), and (c) deliver the written representations, agreements, and Voting Commitment described in Section 6(iv)(c). According to the Bylaws, the Board, advised by counsel, will determine whether the seating of any proposed nominee would result in a violation of Section 8 of the Clayton Act, the Depository Institution Management Interlocks Act, or any other federal, state, or foreign law (Section 6(iv)(f)). According to the Bylaws, no stockholder may add to, substitute, or replace any proposed nominee after the close of the advance-notice window (Sections 6(ii)(a) and 6(v)).

Proxy Access. The Bylaws do not provide for “proxy access,” and the Company’s Restated Certificate of Incorporation does not provide for “proxy access.” Accordingly, no stockholder is entitled to have a director nominee included in the Company’s proxy materials pursuant to a proxy-access procedure, and the only routes for stockholder director nominations are (i) inclusion in the Company’s proxy materials pursuant to Rule 14a-8 (which, by its terms, generally is not available for the nomination of director candidates), and (ii) compliance with the advance-notice provisions of Article II, Section 6 of the Bylaws.

Additional Information Required Under Rule 14a-19. A stockholder intending to solicit proxies in support of the election of one or more director nominees other than the Company’s nominees pursuant to Rule 14a-19 under the Exchange Act (the “universal proxy rules”) must provide notice to the Company that sets forth the information required by Rule 14a-19(b). Such notice must be postmarked or transmitted electronically to the Company no later than April 10, 2027 (i.e., 60 calendar days prior to the anniversary of the 2026 Annual Meeting date of June 9, 2026), in accordance with Rule 14a-19(b)(1); provided, however, that if the date of the 2027 Annual Meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2027 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2027 Annual Meeting is first made by the Company, in each case in accordance with Rule 14a-19(b)(3). The notice required under Rule 14a-19(b) is in addition to, and not in lieu of, any notice required under the Bylaws.

Non-Admission and Reservation of Rights. The inclusion of the foregoing information in this Proxy Statement is not, and should not be construed as, an admission by the Participants that the procedures, requirements, or restrictions set forth in the Bylaws (including without limitation the twenty-category disclosure regime in Section 6(i)(b), the ten-day Board interview requirement in Section 6(iv)(b), the in-person attendance requirement in Section 6(iv)(h), the no-substitute / no-replacement provisions in Sections 6(ii)(a) and 6(v), or the antitrust and banking-law nominee disqualification framework in Section 6(iv)(f)) are legal, valid, or binding, or that they were adopted in compliance with applicable law and the directors’ fiduciary duties. The Participants reserve all rights to challenge, in any forum and on any grounds, the legality, validity, enforceability, and applicability of any such provision. Compliance by any Participant with any such provision shall not constitute a waiver of any such challenge or of any right with respect thereto.

INCORPORATION BY REFERENCE

Rule 14a-5(c) of the Exchange Act permits us to communicate certain information that we are required to provide in this Proxy Statement by referring to such information in the Company’s proxy statement, eliminating the need for us to provide this information directly in this Proxy Statement. Specifically, we are relying on disclosure in the Company’s proxy statement to communicate the following information related to Medallion and its affiliates, associates, executive officers, nominees and directors, as applicable and required by the proxy rules: (1) a brief description of any material legal proceedings in which a director or executive officer or any associate of these parties is adverse to the Company or its subsidiaries or has a material interest adverse to the company or its subsidiaries, in accordance with Item 103 (Instruction 4) of Regulation S-K; (2) the information for all directors, director nominees and persons chosen to be directors required by Item 401 of Regulation S-K; (3) a description of any transaction that occurred since the beginning of the Company’s last fiscal year, or is currently proposed, that the Company is party to which involves a related person and exceeds $120,000, in accordance with Item 404(a) of Regulation S-K; (4) the identification of any Section 16 insider who failed to file a timely report under Section 16 in the last fiscal year, along with any required information, in accordance with Item 405 of Regulation S-K; (5) the information regarding the audit committee and audit committee matters required by Item 407(d)(4), (d)(5) and (h) of Regulation S-K under the Exchange Act; (6) information regarding the compensation of directors and executive officers, in accordance with Item 402 of Regulation S-K; (7) the information regarding the compensation committee and compensation committee matters required by Item 407(e)(4) and (e)(5) of Regulation S-K; (8) the information regarding independent public accountants required by Item 9 of Schedule 14A, including information on why stockholders are not voting on the ratification of the Company’s independent registered public accounting firm this year; (9) the information regarding delivery of documents to security holders sharing an address required by Item 23 of Schedule 14A; (10) the information regarding stockholder approval of executive compensation required by Item 24 of Schedule 14A; and (11) the information required by Item 25 of Schedule 14A.

OTHER MATTERS AND ADDITIONAL INFORMATION

The information concerning Medallion contained in this Proxy Statement has been taken from, or is based upon, publicly available information. Although we do not have any information that would indicate that any information contained in this Proxy Statement concerning Medallion is inaccurate or incomplete, we do not take responsibility for the accuracy or completeness of the information prepared by Medallion.

Medallion files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at www.sec.gov.

You should refer to the Company’s proxy statement for information required by Item 7 of Schedule 14A with regard to the Company’s nominee or nominees. You can access the Company’s proxy statement, and any other relevant documents, without cost on the SEC’s website.

Media inquiries should be directed to nicole@nh-consult.com.

YOUR VOTE IS IMPORTANT

NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN WE ARE SEEKING YOUR SUPPORT. ONLY YOUR LATEST DATED PROXY COUNTS. EVEN IF YOU HAVE ALREADY RETURNED A BLUE PROXY TO THE COMPANY’S BOARD, YOU HAVE EVERY LEGAL RIGHT TO REVOKE IT BY RETURNING A BLUE UNIVERSAL PROXY TO US AS PROVIDED BELOW.

IF YOU ARE A RECORD HOLDER, PLEASE VOTE BY SIGNING, DATING, AND MAILING IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE ENCLOSED BLUE UNIVERSAL PROXY CARD AS SOON AS POSSIBLE. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct them to vote your shares. Your broker, nominee, fiduciary or other custodian may permit you to vote by the Internet or by telephone.

Please contact Sodali & Co LLC, our proxy solicitors, at the following address, telephone number or website, if you have any questions or require any assistance.

If you have any questions or need assistance in voting, please call:

Sodali & Co LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing zimcal@info.sodali.com.

Sincerely,

BIMIZCI FUND, LLC

By:	/s/ Stephen Hodges

Name: Stephen Hodges as Managing Member of ZimCal Asset Management LLC,

As Manager of BIMIZCI Fund LLC

May ___, 2026

Appendix A

Transactions in Shares of the Company

The securities of the Company held by the Participants are or may be held in the ordinary course with other investment securities owned by each of them in comingled margin accounts with a prime broker, which prime broker may, from time to time, extend margin credit to such Participant, subject to applicable federal margin regulations, stock exchange rules and credit policies. The securities referenced below that were or are held by the Participants were not purchased using margin credit. The following transaction history shows all transactions by the Participants in securities of the Company during the past two years.

Trade Settlement Date	Security Type	Number of Shares (Sold) or Purchased	Entity
3/9/2026	Stock	71	Warnke Investments LLC
3/9/2026	Stock	4	Warnke Investments LLC
3/9/2026	Stock	22	Warnke Investments LLC
3/9/2026	Stock	2	Warnke Investments LLC
3/9/2026	Stock	14	Warnke Investments LLC
3/9/2026	Stock	4	Warnke Investments LLC
3/9/2026	Stock	2	Warnke Investments LLC
3/9/2026	Stock	5	Warnke Investments LLC
3/9/2026	Stock	22	Warnke Investments LLC
3/9/2026	Stock	54	Warnke Investments LLC
3/9/2026	Stock	48	Warnke Investments LLC
3/9/2026	Stock	11	Warnke Investments LLC
3/9/2026	Stock	22	Warnke Investments LLC
3/9/2026	Stock	5	Warnke Investments LLC
3/9/2026	Stock	10	Warnke Investments LLC
3/9/2026	Stock	22	Warnke Investments LLC
3/9/2026	Stock	4	Warnke Investments LLC
3/9/2026	Stock	2	Warnke Investments LLC
3/9/2026	Stock	15	Warnke Investments LLC
3/9/2026	Stock	10	Warnke Investments LLC
3/9/2026	Stock	10	Warnke Investments LLC
3/9/2026	Stock	5	Warnke Investments LLC
3/9/2026	Stock	22	Warnke Investments LLC
3/9/2026	Stock	10	Warnke Investments LLC
3/9/2026	Stock	2	Warnke Investments LLC
3/9/2026	Stock	20	Warnke Investments LLC
3/9/2026	Stock	1	Warnke Investments LLC
3/9/2026	Stock	8	Warnke Investments LLC
3/9/2026	Stock	66	Warnke Investments LLC
3/9/2026	Stock	1	Warnke Investments LLC
3/9/2026	Stock	10	Warnke Investments LLC
3/9/2026	Stock	2	Warnke Investments LLC
3/9/2026	Stock	1	Warnke Investments LLC
3/9/2026	Stock	1	Warnke Investments LLC
3/9/2026	Stock	1	Warnke Investments LLC
3/9/2026	Stock	1	Warnke Investments LLC
3/9/2026	Stock	1	Warnke Investments LLC
3/9/2026	Stock	1	Warnke Investments LLC
3/9/2026	Stock	5	Warnke Investments LLC
3/9/2026	Stock	74	Warnke Investments LLC
3/9/2026	Stock	100	Warnke Investments LLC
3/9/2026	Stock	33	Warnke Investments LLC
3/9/2026	Stock	18	Warnke Investments LLC
3/9/2026	Stock	97	Warnke Investments LLC
3/9/2026	Stock	500	Warnke Investments LLC
3/9/2026	Stock	5	Warnke Investments LLC
3/9/2026	Stock	1	Warnke Investments LLC
3/9/2026	Stock	1	Warnke Investments LLC
3/9/2026	Stock	2	Warnke Investments LLC
3/9/2026	Stock	2	Warnke Investments LLC
3/13/2026	Stock	2,989	Warnke Investments LLC
3/13/2026	Stock	2,637	Warnke Investments LLC
3/13/2026	Stock	2,952	Warnke Investments LLC
3/16/2026	Stock	1,498	Warnke Investments LLC
3/16/2026	Stock	2,500	Warnke Investments LLC
3/19/2026	Stock	2,850	Warnke Investments LLC
3/19/2026	Stock	1,650	Warnke Investments LLC
3/20/2026	Stock	2,000	Warnke Investments LLC
4/9/2026	Stock	8,900	Warnke Investments LLC
4/13/2026	Stock	148,680	Warnke Investments LLC
4/14/2026	Stock	2,077	Warnke Investments LLC
4/15/2026	Stock	10,144	Warnke Investments LLC
4/16/2026	Stock	3,080	Warnke Investments LLC
4/17/2026	Stock	26,597	Warnke Investments LLC
4/21/2026	Stock	50,000	Warnke Investments LLC
4/22/2026	Stock	3,499	Warnke Investments LLC
4/23/2026	Stock	136	Warnke Investments LLC
4/24/2026	Stock	111	Warnke Investments LLC
4/24/2026	Stock	25,000	Warnke Investments LLC
5/1/2026	Stock	4,600	Warnke Investments LLC
5/1/2026	Stock	25,000	Warnke Investments LLC
Total		**334,834**

BLUE PROXY

THIS PROXY IS SOLICITED BY BIMIZCI FUND LLC, WARNKE INVESTMENTS LLC, ZimCal
Asset Management, LLC, AND STEPHEN HODGES

THIS SOLICITATION IS NOT BEING MADE BY THE BOARD OF DIRECTORS OF
MEDALLION FINANCIAL CORP.

2026 ANNUAL MEETING OF STOCKHOLDERS

The undersigned, having received notice of the meeting and the proxy statement, hereby appoints Stephen Hodges and [_________], and each of them, as attorneys and agents with full power of substitution, as Proxy for the undersigned, to act and to vote all shares of common stock of Medallion Financial Corp. (“Medallion” or the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held via live webcast at 10:00 a.m. Eastern Time, on June 9, 2026, or any adjournments or postponements thereof and at any meeting called in lieu thereof (the “Annual Meeting”). The Annual Meeting will be a virtual meeting of stockholders, via live webcast.

This proxy, when properly executed will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise specified, this proxy will be voted “FOR” the election of each of Eric Kelly, John Kiernan, and Timothy Shanahan as a Director; “FOR” the ratification of Plante & Moran, PLLC as the independent registered public accounting firm for the year ending December 31, 2026; and “AGAINST” the proposal to approve a non-binding advisory resolution to approve the 2025 compensation of Medallion Financial Corp.’s named executive officers. This proxy revokes all prior proxies given by the undersigned.

BIMIZCI Fund LLC and its affiliates, Warnke Investments LLC, ZimCal Asset Management, LLC and Stephen Hodges, recommend that you vote “FOR” the election of each of Eric Kelly, John Kiernan and Timothy Shanahan as a Director; “FOR” the ratification of Plante & Moran, PLLC as the independent registered public accounting firm for the year ending December 31, 2026; and “AGAINST” the approval on an advisory basis of the Company’s executive compensation.

1.	ELECTION OF DIRECTORS – TO ELECT THREE (3) CLASS III DIRECTORS, EACH FOR A TERM EXPIRING AT THE 2029 ANNUAL MEETING OF STOCKHOLDERS

2.	ZimCal Asset Management, LLC Nominees:

Eric Kelly	☐ FOR	☐ WITHHOLD

John Kiernan	☐ FOR	☐ WITHHOLD

Timothy Shanahan	☐ FOR	☐ WITHHOLD

Company Nominees:

Alvin Murstein	☐ FOR	☐ WITHHOLD

John Everets	☐ FOR	☐ WITHHOLD

Cynthia Hallenbeck	☐ FOR	☐ WITHHOLD

Instruction: While you may mark instructions to any or all of the nominees, you may mark a vote “FOR” only three nominees in total. You are permitted to vote for fewer than three nominees. If you vote “FOR” fewer than three nominees, your shares will only be voted “FOR” the nominees you have marked and default to a “WITHHOLD” vote with respect to any nominee(s) left unmarked. If you vote “FOR” more than three nominees, your elections will be invalid and, depending on your broker, bank, or other nominee through which you hold shares, your votes on all other proposals before the Annual Meeting may also be invalid. We will also transact any other business that may properly come before the meeting, and any adjournment, postponement, or continuation of the meeting.

3.	PROPOSAL TO ratify Plante & Moran, PLLC as the independent registered public accounting firm for the year ending December 31, 2026

☐ FOR                    ☐  AGAINST          ☐   ABSTAIN

4.	PROPOSAL TO APPROVE A NON-BINDING ADVISORY RESOLUTION TO APPROVE THE 2025 COMPENSATION OF MEDALLION FINANCIAL CORP.’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE PROXY STATEMENT

☐ FOR                    ☐  AGAINST          ☐   ABSTAIN

IMPORTANT: PLEASE SIGN AND DATE ON THE REVERSE SIDE.

In his discretion, each Proxy is authorized to vote upon such other business that may properly come before the Annual Meeting and any and all adjournments or postponements thereof, as provided in the proxy statement provided herewith.

Dated: ______________________________________________________

Signature: ___________________________________________________

Signature (if held jointly): _______________________________________

Title: _______________________________________________________

Please sign exactly as your name(s) appear on the proxy card(s) previously sent to you. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporation name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy card votes all shares held in all capacities.

PLEASE SIGN, DATE, AND MAIL THIS PROXY CARD TODAY

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 9, 2026. This proxy statement and the accompanying form of BLUE universal proxy card are available at www.restoretheshine.com.